Exhibit 99.1

Unless the context otherwise requires, “Genworth,” “we,” “us” and “our” refer to Genworth Financial, Inc. and its subsidiaries.

Item 1.	Business

Overview

Genworth Financial, Inc. is a leading financial security company dedicated to providing insurance, wealth management, investment and financial solutions to more than 15 million customers, with a presence in more than 25 countries. Genworth was incorporated in Delaware in 2003 in preparation for an initial public offering (“IPO”) of Genworth common stock, which was completed on May 28, 2004. We are headquartered in Richmond, Virginia and have approximately 6,400 employees.

As a financial security company, we are dedicated to helping meet the life security, retirement security, wealth management and homeownership needs of our customers. Our life security offerings protect people during unexpected events. These life security products and services include our payment protection coverages in Europe, Canada and Mexico, and in the United States, life insurance products, as well as care coordination and wellness services. We help people achieve financial goals and independence by providing retirement security offerings. In the United States, retirement security products include various types of annuity and guaranteed retirement income products, as well as individual and group long-term care insurance. We help individuals accumulate and build wealth for financial security in the United States with our wealth management products that include financial planning services and managed accounts. We enable homeownership in the United States and internationally by providing mortgage insurance products that allow people to purchase homes with low down payments while protecting lenders against the risk of default. Through our homeownership education and assistance programs, we also help people keep their homes when they experience financial difficulties. Across all of our businesses, we differentiate through product innovation and by providing valued services such as education and training, wellness programs, support services and technology linked to our insurance, investment and financial products that address both consumer and distributor needs. In doing so, we strive to be easy to do business with and help our business partners grow more effectively.

Our products and services are designed to help consumers meet key financial security needs. Our primary products and related services are targeted at markets that are benefiting from significant demographic, legislative and market trends, including the aging population across the countries in which we operate, and the growing reality that responsibility for building financial security resides primarily with the individual. We distribute our products and services through diversified channels that include financial intermediaries, advisors, independent distributors, affinity groups and dedicated sales specialists. We are committed to our distribution partners and policyholders and continue to invest in key distribution relationships, product innovation and service capabilities.

Beginning in the fourth quarter of 2011, we changed our operating business segments to better align our businesses. Under the new structure, we operate through three divisions: Insurance and Wealth Management, Mortgage Insurance and Corporate and Runoff. Under these divisions, there are six operating business segments. The Insurance and Wealth Management Division includes the following operating business segments: U.S. Life Insurance (which includes our life insurance, long-term care insurance and fixed annuities businesses), International Protection (which includes our lifestyle protection insurance business) and Wealth Management. The Mortgage Insurance Division includes the following operating business segments: International Mortgage Insurance and U.S. Mortgage Insurance. The Corporate and Runoff Division includes the Runoff segment and Corporate and Other activities. The Runoff segment includes the results of non-strategic products which are no longer actively sold. These changes allow us to sharpen our focus on common aspects within each group of businesses while taking advantage of current financial synergies. Financial information has been updated for all periods to reflect the reorganized segment reporting structure. The following discussion reflects our reorganized operating segments:

•	U.S. Life Insurance. We offer and manage a variety of insurance and fixed annuity products. Our primary insurance products include life and long-term care insurance. For the year ended December 31,

2011, our U.S. Life Insurance segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were $356 million and $388 million, respectively.

•

International Protection. We are a leading provider of payment protection coverages (referred to as lifestyle protection) in multiple European countries. Our lifestyle protection insurance products primarily help consumers meet specified payment obligations should they become unable to pay due to accident, illness, involuntary unemployment, disability or death. For the year ended December 31, 2011, our International Protection segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were $90 million and $91 million, respectively.

•

Wealth Management. We offer and manage a variety of wealth management products that include managed account programs together with advisor support and financial planning services. For the year ended December 31, 2011, our Wealth Management segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were both $47 million.

•

International Mortgage Insurance. We are a leading provider of mortgage insurance products and related services in Canada, Australia, Mexico and multiple European countries. Our products predominantly insure prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. On a limited basis, we also provide mortgage insurance on a structured, or bulk, basis that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. For the year ended December 31, 2011, our International Mortgage Insurance segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were $353 million and $328 million, respectively.

•

U.S. Mortgage Insurance. In the United States, we offer mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. We selectively provide mortgage insurance on a bulk basis with essentially all of our bulk writings prime-based. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. For the year ended December 31, 2011, our U.S. Mortgage Insurance segment’s net loss available to Genworth Financial, Inc.’s common stockholders and net operating loss available to Genworth Financial, Inc.’s common stockholders were $483 million and $513 million, respectively.

•

Runoff. The Runoff segment includes the results of non-strategic products which are no longer actively sold. Our non-strategic products include our variable annuity, variable life insurance, institutional, corporate-owned life insurance and Medicare supplement insurance products. Institutional products consist of: funding agreements, funding agreements backing notes (“FABNs”) and guaranteed investment contracts (“GICs”). In January 2011, we discontinued new sales of retail and group variable annuities while continuing to service our existing blocks of business. Effective October 1, 2011, we completed the sale of our Medicare supplement insurance business. For the year ended December 31, 2011, our Runoff segment’s net loss available to Genworth Financial, Inc.’s common stockholders was $37 million and net operating income available to Genworth Financial, Inc.’s common stockholders was $27 million.

We also have Corporate and Other activities which include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other non-core businesses that are managed outside of our operating segments. For the year ended December 31, 2011, Corporate and Other activities had a net loss available to Genworth Financial, Inc.’s common stockholders and a net operating loss available to Genworth Financial, Inc.’s common stockholders of $277 million and $239 million, respectively.

We had $16.2 billion of total Genworth Financial, Inc.’s stockholders’ equity and $112.2 billion of total assets as of December 31, 2011. For the year ended December 31, 2011, our revenues were $10.4 billion and we had net income available to Genworth Financial, Inc.’s common stockholders of $49 million.

Positioning for the Future

We offer a variety of products and services that meet consumers’ financial security needs at various stages of their lives. We focus on those products and services where we have leadership positions or can differentiate based on: product innovation and value; risk expertise; distribution strength; service effectiveness or cost efficiency. Consistent with this strategy, we have concentrated our product and service offerings in our life insurance, long-term care insurance, fixed annuities, wealth management, lifestyle protection insurance and mortgage insurance businesses. This approach is designed to help us achieve growth and create stockholder value through pursuit of the following key initiatives:

•

Drive new business with improved profitability. As we focus on our leadership businesses, we continue to concentrate on market segments that we see as most attractive and that best fit with our strengths, profitability targets and risk tolerance. We strive to maintain appropriate return and risk thresholds in our product offerings through pricing actions and changes in product design or distribution structures, as well as new product introductions. We have tightened our underwriting guidelines and expect this will contribute to future profitability.

•

Optimize investment portfolio performance. We have restructured our investment portfolio to help protect against the potential impact of a prolonged recession or slow economic recovery, including the exit of riskier investments. We have a disciplined asset-liability management process that enables us to manage our assets and liabilities effectively. We reduced exposures in several major asset classes, including the financial sectors, and exited selected investments in limited partnerships. We have a diversified investment portfolio and have shifted certain investments towards industries that we believe will be less impacted by economic cycles, such as utilities. We continue to identify and limit certain exposure levels to maintain or achieve desired diversification. We also pursue selected portfolio hedging strategies to enhance returns.

•

Continue active risk management and loss mitigation. We seek to adapt to changes and proactively manage risk as it relates to our businesses. We review our pricing and product designs, as well as our underwriting guidelines, and make adjustments as necessary. We re-priced products in our long-term care, lifestyle protection and U.S. mortgage insurance businesses, as well as in certain of our international mortgage insurance markets. We have improved our distribution arrangements and refined our products and target markets in our lifestyle protection insurance business. We reduced our mortgage insurance risk in-force in Europe which was primarily driven by reductions in Spain. We maintain active loss mitigation efforts in our U.S. mortgage insurance business, including pursuit of appropriate loan and claim modifications, investigating loans for underwriting and master policy compliance, and where appropriate, executed loan rescissions or selected settlements. Additionally, we pursue targeted loss mitigation strategies in mortgage insurance markets outside the United States.

•

Execute effective capital management and capital deployment. We pursue capital management strategies to support the capitalization and targeted ratings for our insurance companies and holding company. Our objective is to maintain adequate levels of capital in the event of unforeseen events, while still meeting our targeted goals. We have achieved the generation of statutory capital from profit emergence on our in-force business, as well as from ongoing capital management and efficiency strategies such as use of reinsurance, management of new business levels and cost reductions. In addition, we continue to evaluate opportunities to redeploy capital from lower returning blocks of business, including the potential execution of life block transactions.

Growth Strategies

Our objectives are to increase revenues and operating income, as well as enhance returns on equity. Our plans to do this are based on the following strategies:

•

U.S. Life Insurance. Our strategy is focused on life and long-term care insurance and fixed annuities, and we are committed to growing these core product lines and meeting product profitability targets in the current low interest rate environment while staying disciplined about risk and capital management. In life insurance, our focus is on building out and repositioning our universal life insurance product portfolio to address consumer needs in our target “main street” market. In long-term care insurance, we recently introduced our next-generation product with innovative features and services and increased pricing while continuing our focus on preferred risk selection. In fixed annuities, we recently launched two new single premium fixed deferred indexed annuities to expand our product offerings, both designed to meet the growing needs of consumers. Our fixed annuity products are distributed using our established insurance distribution and channel relationships and proven service model.

•

Wealth Management. We continue to focus on independent advisor wealth management offerings. We are committed to growing our wealth management business through new investment solutions with disciplined expense management. We will leverage partnerships to broaden our capabilities.

•

International Protection. We continue to refine our products and target markets in our lifestyle protection insurance business. We implemented significant price and distribution contract changes for both new and eligible in-force policies which have benefited earnings and going forward will help mitigate the pressure from increasing claims durations resulting from continued high unemployment in Europe. We maintain our focus on markets in Europe and plan to grow our lifestyle protection insurance business selectively in other new markets.

•

International Mortgage Insurance. We are growing our international mortgage insurance businesses within geographies that have attractive market and regulatory conditions for profitable growth, while managing economic, product and underwriting risks. We have established international mortgage insurance platforms in Canada, Australia, Europe and Mexico and intend to operate them in a disciplined fashion with an ongoing focus on risk management. Our entry and growth in developing international mortgage insurance markets will be selective.

•

U.S. Mortgage Insurance. In the United States, economic factors such as high unemployment, underemployment, declining home prices and limited credit availability significantly impacted mortgage origination volumes and had an effect on home buyers’ abilities and willingness to meet their mortgage obligations. We responded by shifting to a business model that is expected to deliver higher returns with a lower risk profile, through tightened underwriting criteria, increased pricing and certain restrictions based on product type and geographic location, while maintaining our focus on insuring high quality single-family mortgages. We continue to pursue a flexible capital strategy in our U.S. mortgage insurance business to support new business growth.

Insurance and Wealth Management Division

U.S. Life Insurance

Through our U.S. Life Insurance segment, we market various forms of life insurance, long-term care insurance and fixed annuities.

The following table sets forth financial information regarding our U.S. Life Insurance segment as of or for the periods indicated. For additional selected financial information and operating performance measures regarding our U.S. Life Insurance segment as of or for these periods, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—U.S. Life Insurance” included in Exhibit 99.3.

	As of or for the years ended December 31,
(Amounts in millions)	2011	2010	2009
Revenues:
Life insurance	$2,042	$1,778	$1,485
Long-term care insurance	3,002	2,834	2,436
Fixed annuities	1,086	1,174	876

Total revenues	$6,130	$5,786	$4,797

Net operating income available to Genworth Financial, Inc.’s common stockholders:
Life insurance	$211	$106	$166
Long-term care insurance	99	121	156
Fixed annuities	78	82	(9)

Total net operating income available to Genworth Financial, Inc.’s common stockholders	388	309	313
Net investment gains (losses), net of taxes and other adjustments	(32)	(94)	(496)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$356	$215	$(183)

Total segment assets	$75,547	$69,869	$66,468

Life insurance

Our life insurance business markets and sells products that provide a personal financial safety net for individuals and their families. These products provide protection against financial hardship after the death of an insured. Some of these products also offer a savings element that can help accumulate funds to meet future financial needs. In 2010, we implemented enhanced sales support services and product offerings that continued to support our key objective of assisting producers selling to our primary target market of main street consumers, that encompass the middle market and emerging affluent market who purchase policies with face amounts of $1 million or less. Embedded in these services is a simplified fulfillment process which enables more efficient and timely placement for policies being sold in these markets.

Products

Our current life insurance offerings include term universal and universal life. Our term universal life insurance product was designed to replace new sales of our existing term life insurance products. The term universal life insurance product offers death benefit guarantee premiums that are competitive with traditional term life insurance premiums for comparable durations and premium flexibility during the life of the policy since it is a universal life insurance product.

We also offer other universal life insurance products that are designed to provide permanent protection for the life of the insured. In addition, we also offer a linked-benefits product for customers who have traditionally self-funded long-term care risk or seek multiple benefits. Our linked-benefits product combines universal life insurance with long-term care insurance coverage in a single policy that provides cash value, death benefits and long-term care benefits.

We also have in-force blocks of term and whole life insurance; however, we no longer solicit sales of these products. Our in-force blocks of term life insurance products provide coverage with guaranteed level premiums for a specified period of time and generally have little or no buildup of cash value.

Underwriting and pricing

Underwriting and pricing are significant drivers of profitability in our life insurance business, and we have established rigorous underwriting and pricing practices. We have generally reinsured risks in excess of $5 million per life. We set pricing assumptions for expected claims, lapses, investment returns, expenses and customer demographics based on our historical experience and other factors.

We target individuals primarily in standard or better risk categories, which include healthier individuals who generally have family histories that do not present increased mortality risk. We also have significant expertise in evaluating applicants with health problems and offer appropriately priced coverage based on stringent underwriting criteria.

Distribution

We offer life insurance products through an extensive network of independent brokerage general agencies (“BGAs”) throughout the United States and through financial intermediaries and insurance marketing organizations. We believe there are opportunities to expand our sales in each of these and other distribution channels through additional product offerings, services and marketing strategies.

Competition

Competition in our life insurance business comes from many sources, including traditional insurance companies as well as non-traditional providers, such as banks and structured finance or private equity markets. The life insurance market is highly fragmented. Competitors have multiple access points to the market through BGAs, financial institutions, career sales agents, multi-line exclusive agents, e-retail and other life insurance distributors. We operate primarily in the BGA channel and have built additional capabilities in other channels. We believe our competitive advantage in the life insurance market comes from our long history serving this market and our reputation for service excellence.

Long-term care insurance

We established ourselves as a pioneer in long-term care insurance over 35 years ago and remain a leading provider in the industry. Our experience helps us plan for disciplined growth built on a foundation of strong risk management, product innovation, a diversified distribution strategy and claims processing expertise. We believe our hedging strategies and reinsurance reduce some of the risks associated with these products.

Products

Our individual and group long-term care insurance products provide defined levels of protection against the significant and escalating costs of long-term care services provided in the insured’s home or in assisted living or nursing facilities. Insureds become eligible for covered benefits if they become incapable of performing two activities of daily living. In contrast to health insurance, long-term care insurance provides coverage for skilled and custodial care provided outside of a hospital or health-related facility. Long-term care insurance claims typically have a duration of approximately two to five years with an average duration of approximately three years.

In 2011, we began offering access to a Wellness Program designed to promote a healthier lifestyle alternative for our policyholders as part of certain of our individual long-term care insurance products.

Underwriting and pricing

We employ extensive medical underwriting policies to assess and quantify risks before we issue our long-term care insurance policies, similar to, but separate from, those we use in underwriting life insurance products.

We have accumulated extensive pricing and claims experience, and believe we have the largest actuarial database in the industry. The overall profitability of our long-term care insurance business depends primarily on the accuracy of our pricing assumptions for claims experience, morbidity and mortality experience, persistency and investment yields. Our actuarial database provides us with substantial data that has helped us develop sophisticated pricing methodologies for our newer policies. We tailor pricing based on segmented risk categories, including couples, medical history and other factors. Profitability on older policies issued without the full benefit of this experience, particularly with respect to persistency trends, has been lower than initially assumed in pricing of those blocks. We continually monitor trends and developments and update assumptions that may affect the risk, pricing and profitability of our long-term care insurance products and adjust our new product pricing and other terms, as appropriate. We also work with a medical advisory board comprised of independent experts from the medical field that provides insights on emerging morbidity and medical trends, enabling us to be more proactive in our risk segmentation, pricing and product development strategies.

In October 2010, we announced plans to file for a premium rate increase of 18% on two blocks of older long-term care insurance policies. We began filing for the rate changes in November 2010 and the implementation of any rate increase began to take effect in 2011. The state approval process of an in-force rate increase varies, and in certain states can take up to two years to obtain approval. Upon approval, premium increases may only occur on an insured’s billing anniversary date. Therefore, the benefits of any rate increase may not be fully realized until the implementation is complete. As of December 31, 2011, we have received full or partial approval in 39 states which represent approximately 65% of the targeted premiums.

Distribution

We have a broad and diverse distribution network for our long-term care insurance products. We distribute our products through diversified sales channels consisting of appointed independent producers, financial intermediaries, dedicated sales specialists and affinity groups. We have made significant investments in our servicing and support for both independent and dedicated sales specialists and we believe our product features, distribution support and services are leading the industry.

In 2007, we entered into a five-year exclusive endorsement agreement with AARP to offer long-term care insurance products to its approximately 40 million members. This relationship includes access to members through our career sales force, as well as telephone, internet and direct mail sales channels. In the fourth quarter of 2011, we launched a unique service offering designed for AARP members called Caregiving Help and Advice from Genworth, a national care giving service dedicated to helping AARP members and their families find information, advice and guidance to support their long-term care needs.

Competition

Competition in the long-term care insurance industry is primarily limited to a relatively small number of insurance companies. Our products compete by providing consumers with an array of long-term care coverage solutions, coupled with long-term care support services. We offer a diverse product portfolio with a wide range of price points and benefits designed to appeal to a broad spectrum of the population who are concerned about mitigating the costs of future long-term care needs. We believe our significant historical experience and risk disciplines provide us with a competitive advantage in the form of product features, benefits, support services and pricing.

During 2010 and 2011, the competitive landscape of the long-term care insurance market changed significantly, with several competitors announcing their intent to exit the market. In 2011, one large competitor re-entered the market nationwide and two other large competitors re-entered targeted state markets. Continued changes in the competitive landscape of the long-term care insurance market will continue to impact our sales levels.

Fixed Annuities

We are focused on helping individuals create dependable income streams for life or for a specified period of time and helping them save and invest to achieve financial goals. We believe our product designs, investment strategy requirements, hedging disciplines and use of reinsurance reduce some of the risks associated with these products.

Products

Single premium deferred annuities

We offer fixed single premium deferred annuities which require a single premium payment at time of issue and provide an accumulation period and an annuity payout period. The annuity payout period in these products may be defined as either a defined number of years, the annuitant’s lifetime or the longer of a defined number of years or the annuitant’s lifetime. During the accumulation period, we credit the account value of the annuity with interest earned at a crediting rate guaranteed for no less than one year at issue, but which may be guaranteed for up to seven years, and thereafter is subject to annual crediting rate resets at our discretion. The rate credited is based upon competitive factors and prevailing market rates, subject to statutory and contractual minimums. The majority of our fixed single premium deferred annuity contractholders retain their contracts for five to ten years.

In December 2011, we introduced a new fixed indexed annuity to complete our product suite of single premium deferred annuities. Fixed indexed annuities provide an annual crediting rate that is tied to the performance of a defined outside index rather than a rate that is declared by the insurance company. The outside index we use is the S&P 500®. There are three separate index crediting strategies, each of which participates to some extent in the index, in addition to a fixed interest rate option. The amount of participation in the index resets each year.

Single premium immediate annuities

In exchange for a single premium, immediate annuities provide a fixed amount of income for either a defined number of years, the annuitant’s lifetime or the longer of a defined number of years or the annuitant’s lifetime.

Structured settlements

Structured settlement annuity contracts provide an alternative to a lump sum settlement, generally in a personal injury lawsuit or workers compensation claim, and typically are purchased by property and casualty insurance companies for the benefit of an injured claimant. The structured settlements provide scheduled payments over a fixed period or, in the case of a life-contingent structured settlement, for the life of the claimant with a guaranteed minimum period of payments. In 2006, we discontinued sales of our structured settlement annuities while continuing to service our retained and reinsured blocks of business.

Distribution

We distribute our fixed annuity products through BGAs, independent broker/dealers and select banks and national brokerage and financial firms.

Competition

We compete with a large number of life insurance companies in the single premium immediate annuity marketplace. We continue to see long-term growth prospects for single premium immediate annuities based on demographics. We believe long-term experience with mortality and longevity risk, combined with overall risk management disciplines, contribute to competitiveness in how we segment and price our products for our targeted markets.

Sales of fixed annuities are strongly linked to current interest rates, which affect the relative competitiveness of alternative products, such as certificates of deposit and money market funds. We have experienced fluctuations in sales levels for this product and expect these fluctuations to continue in the future based on changes in the level of interest rates and other factors including our ability to achieve desired targeted returns.

International Protection

The following table sets forth financial information regarding our International Protection segment as of or for the periods indicated. For additional selected financial information and operating performance measures regarding our International Protection segment as of or for these periods, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—International Protection” included in Exhibit 99.3.

	As of or for the years ended December 31,
(Amounts in millions)	2011	2010	2009
Total revenues	$1,022	$1,112	$1,301

Net operating income available to Genworth Financial, Inc.’s common stockholders	$91	$70	$56
Net investment gains (losses), net of taxes and other adjustments	(1)	3	(11)

Net income available to Genworth Financial, Inc.’s common stockholders	$90	$73	$45

Total segment assets	$2,375	$2,692	$3,230

Lifestyle protection insurance

We currently provide lifestyle protection insurance that is principally offered by financial services companies at the point of sale of consumer products and we have a presence in more than 20 countries. We expect to selectively expand our lifestyle protection insurance business through entry into certain new markets, further penetration of existing distribution relationships, participation in additional distribution channels and introduction of new products. In Europe, we are a leading provider of lifestyle protection insurance.

Products and services

Our lifestyle protection insurance products include primarily protection from illness, accident, involuntary unemployment, disability and death. The benefits on these policies pay the periodic payments on a consumer loan or other form of committed payment for a limited period of time, typically 12 months, though they can be up to 84 months. In some cases, for certain coverages, we may make lump sum payments. Our policies that cover disability and unemployment include an exclusion period that is usually 30 to 90 days, respectively, and a waiting period (time between claim submission and claim payment) of typically 30 days. Our policies either require an upfront single premium or monthly premiums.

We also provide third-party administrative services and administer non-risk premium with some relationships in Europe. Additionally, we have entered into structured portfolio transactions, covering Canadian and European risk.

Underwriting and pricing

Our lifestyle protection insurance products are currently underwritten and priced on a program basis, by type of product and by distributor, rather than on an individual policyholder basis. In setting prices and in some cases the nature of coverage offered, we take into account the underlying obligation, the particular product features and the average customer profile of a given distributor. For our monthly premium policies, most contracts allow for monthly price adjustments after consultation with our distribution partners which help us to reduce our business risk profile when there are adverse changes in the market. Additionally, certain of our distribution contracts provide for profit or loss sharing with our distribution partners, which provide our business and our distribution partners with risk protection and aligned economic interests over the life of the contract. We believe our experience in underwriting allows us to provide competitive pricing to distributors and generate targeted returns and profits for our business.

Distribution

We distribute our lifestyle protection insurance products primarily through financial institutions, including major European banks, that offer our insurance products in connection with underlying loans or other financial products they sell to their customers. Under these arrangements, the distributors typically take responsibility for branding and marketing the products, while we take responsibility for pricing, underwriting and claims payment.

We continue to implement innovative methods for distributing our lifestyle protection insurance products, including targeted telemarketing and web-based tools that provide our distributors with a cost-effective means of applying our products to a broad range of underlying financial obligations. We believe these methods also make it easier to establish arrangements with new distributors, as well as help us further diversify our distribution and geographical channels in a dynamic market environment. We are pursuing various targeted initiatives to launch in select new markets and enhance our distribution capabilities while optimizing our product offerings either through direct sales or reinsurance.

Competition

The lifestyle protection insurance market has several large, international participants, including both captive insurers of large financial institutions and independent providers. We compete through our high service levels, depth of expertise in providing tailored product and service solutions and our ability to service global clients at a local level and across multiple countries.

Wealth Management

The following table sets forth financial information regarding our Wealth Management segment as of or for the periods indicated. For additional selected financial information and operating performance measures regarding our Wealth Management segment as of or for these periods, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Wealth Management” included in Exhibit 99.3.

	As of or for the years ended December 31,
(Amounts in millions)	2011	2010	2009
Total revenues	$453	$352	$278

Net operating income available to Genworth Financial, Inc.’s common stockholders	$47	$40	$28
Net investment gains (losses), net of taxes and other adjustments	—	—	—

Net income available to Genworth Financial, Inc.’s common stockholders	$47	$40	$28

Total segment assets	$523	$547	$462

We offer a broad array of wealth management solutions to individual investors through financial advisors. We provide an open-architecture product platform along with tailored client advice, asset allocation options, practice management, support services and technology to the financial advisor channel. We are a leading provider in the managed account service provider market, also known as the turnkey asset management platform market. As of September 30, 2011, we were ranked second, based on assets under management, among advisory third-party managed account providers according to the third quarter of 2011 Managed Account Research published by Cerulli Associates (“Cerulli Research”).

On December 31, 2010, we acquired the operating assets of Altegris Capital, LLC (“Altegris”). Altegris, based in La Jolla, California, provides a platform of alternative investments, including hedge funds and managed futures products and had approximately $2.2 billion in client assets as of December 31, 2010. See note 8 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” for additional information related to the acquisition.

In January 2012, we reached an agreement to sell our tax and accounting financial advisor unit, Genworth Financial Investment Services (“GFIS”), for approximately $79 million at closing, plus an earnout provision. We expect to recognize a realized gain on the sale, with the closing of the sale expected in the first half of 2012, subject to customary closing conditions and regulatory approvals. See note 8 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” for additional information related to the sale.

Products

We work with financial advisors to develop portfolios consisting of individual securities, mutual funds, exchange-traded funds and alternative investments designed to meet their client’s particular investment objectives. Generally, clients for these products and services have accumulated significant capital, and our principal asset management strategy is to help protect their assets while taking advantage of opportunities for capital appreciation. Some of our advisory clients also use the custodial services of our trust company, Genworth Financial Trust Company.

Through our open-architecture platform, we offer financial advisors a comprehensive fee-based investment management platform, access to custodians, client relationship management tools and business development programs, to enable these retail financial advisors to offer institutional caliber services to their clients. Genworth Financial Wealth Management, Inc. serves as investment advisor to the GuideMark and GuidePath Funds, the Genworth Financial Contra Fund and the Genworth Variable Insurance Trust. The GuideMark and GuidePath Funds and the Genworth Financial Contra Fund are mutual funds offered to clients of financial advisors. Funds in the Genworth Variable Insurance Trust are open-end mutual funds available in separate accounts of our variable annuity products. On September 30, 2011, the Board of Trustees of the Genworth Variable Insurance Trust considered and approved the liquidation of the Trust and its portfolios, which is expected to occur in the first quarter of 2012.

Additionally, through our retail broker/dealer, we offer annuity and insurance products, including our proprietary products, as well as third-party mutual funds, insurance and other investment products.

Distribution

We distribute these products and services through independent investment advisory professionals and financial professionals affiliated with our retail broker/dealer.

Competition

We compete primarily in the managed account service provider market, including mutual fund, exchange-traded fund and separate account offerings. The market is highly competitive, and is differentiated by advisor profile and service. The ten largest companies in the advisory third-party managed account provider market, otherwise known as the turnkey asset management platform, comprise approximately 95% of assets under management in this sector as of September 30, 2011 according to Cerulli Research.

Mortgage Insurance Division

International Mortgage Insurance

Through our International Mortgage Insurance segment, we are a leading provider of mortgage insurance in Canada, Australia, Mexico and multiple European countries and have a presence in over 15 countries. We expanded our international operations beginning in the mid-1990s and, today, we believe we are the largest overall provider of private mortgage insurance outside of the United States.

Private mortgage insurance enables borrowers to buy homes with low-down-payment mortgages, which are usually defined as loans with a down payment of less than 20% of the home’s value. Low-down-payment mortgages are also referred to as high loan-to-value mortgages. Mortgage insurance protects lenders against loss in the event of a borrower’s default. It also generally aids financial institutions in managing their capital and risk profile in particular by reducing the capital required for low-down-payment mortgages. If a borrower defaults on mortgage payments, private mortgage insurance reduces and may eliminate losses to the insured institution. Private mortgage insurance may also facilitate the sale of mortgage loans in the secondary mortgage market.

The following table sets forth financial information regarding our International Mortgage Insurance segment as of or for the periods indicated. Additional selected financial information and operating performance metrics regarding our International Mortgage Insurance segment as of or for these periods are included under “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—International Mortgage Insurance” included in Exhibit 99.3.

	As of or for the years ended December 31,
(Amounts in millions)	2011	2010	2009
Revenues:
Canada	$823	$796	$729
Australia	612	496	442
Other Countries	72	80	88

Total revenues	$1,507	$1,372	$1,259

Net operating income available to Genworth Financial, Inc.’s common stockholders:
Canada	$159	$176	$202
Australia	196	203	146
Other Countries	(27)	(17)	(23)

Total net operating income available to Genworth Financial, Inc.’s common stockholders	328	362	325
Net investment gains (losses), net of taxes and other adjustments	25	7	6

Net income available to Genworth Financial, Inc.’s common stockholders	353	369	331
Add: net income attributable to noncontrolling interests	139	143	61

Net income	$492	$512	$392

Total segment assets	$9,643	$9,600	$8,801

We have significant mortgage insurance operations in Canada and Australia, two of the largest markets for mortgage insurance products outside of the United States, as well as in Europe, Mexico and Korea.

The mortgage loan markets in Canada and Australia are well developed, and mortgage insurance plays an important role in each of these markets. However, these markets vary significantly and are influenced by different economic, public policy, regulatory, distributor, credit and cultural conditions.

We believe the following factors have contributed to the growth of mortgage insurance demand in these countries:

•	a desire by lenders to expand their business by offering low-down-payment mortgage loans;

•	the recognition of the higher default risk inherent in low-down-payment lending and the need for specialized underwriting expertise to conduct this business prudently;

•	government housing policies that support a high level of homeownership;

•

government policies that support the use of securitization and secondary market mortgage sales, in which third-party credit enhancement is often used to facilitate funding and liquidity for mortgage lending; and

•	bank regulatory capital policies that provide incentives to lenders to transfer some or all of the credit risk on low-down-payment mortgages to third parties, such as mortgage insurers.

Based upon our experience in these mature markets, we believe a favorable regulatory framework is important to the development of high loan-to-value lending and the use of products such as mortgage insurance to protect against default risk or to obtain capital relief. As a result, we have advocated government and policymaking agencies throughout our markets to adopt legislative and regulatory policies supporting increased homeownership and the use of private mortgage insurance. We have significant expertise in mature markets, and we leverage this experience in selected developing markets to encourage regulatory authorities to implement incentives to use private mortgage insurance as an important element of their housing finance systems.

We believe the revisions to a set of regulatory rules and procedures governing global bank capital standards that were introduced by the Basel Committee of the Bank for International Settlements, recently revised to strengthen regulatory capital requirements for banks and now referred to as Basel III, also may encourage further use of mortgage insurance as a risk and capital management tool in international markets. While Basel III was issued in December 2010, its adoption by individual countries internationally and in the United States has only begun. Changes in national implementation could occur which might aid or detract from future demand for mortgage insurance.

Mortgage insurance in our International Mortgage Insurance segment is predominantly single premium and provides 100% coverage in the two largest markets, Canada and Australia. With single premium policies, the premium is usually included as part of the aggregate loan amount and paid to us as the mortgage insurer. We record the proceeds to unearned premium reserves, invest those proceeds and recognize the premiums over time in accordance with the expected pattern of risk emergence.

Canada

We entered the Canadian mortgage insurance market in 1995 and operate in every province and territory. We are currently the leading private mortgage insurer in the Canadian market. The five largest mortgage originators in Canada provide the majority of the financing for residential mortgage financing in that country. Mortgages provided by these five lenders in Canada accounted for the majority of our flow new insurance written in 2011.

In July 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect subsidiary, completed the initial public offering (the “Offering”) of its common shares. Following completion of the Offering, we beneficially owned 57.5% of the common shares of Genworth Canada. In August 2010, Genworth Canada repurchased 12.3 million common shares through a substantial issuer bid. Brookfield Life Assurance Company Limited (“Brookfield”), our indirect wholly-owned subsidiary, participated in the issuer bid by making a proportionate tender and continued to hold approximately 57.5% of the outstanding common shares of Genworth Canada. In June 2011, Genworth Canada repurchased approximately 6.2 million common shares for CAD$160 million through a substantial issuer bid. Brookfield participated in the issuer bid by making a proportionate tender and received CAD$90 million and Brookfield continued to hold approximately 57.5% of the outstanding common shares of Genworth Canada in June 2011. In August 2011, we executed a non-cash intercompany transaction to increase the statutory capital in our U.S. mortgage insurance companies by contributing to those companies a portion of common shares of Genworth Canada that were held by Brookfield outside of our U.S. mortgage insurance business, with an estimated market value of $375 million. We continue to hold approximately 57.5% of the outstanding common shares of Genworth Canada on a consolidated basis. In addition, Brookfield has the right, exercisable at its discretion, to purchase for cash these common shares of Genworth Canada from our U.S. mortgage insurance companies at the then-current market price. Brookfield also has a right of first refusal with respect to the transfer of these common shares of Genworth Canada by the U.S. mortgage insurance companies. See note 23 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” for additional information related to these offerings.

Products

We offer primary flow insurance and portfolio credit enhancement insurance. Regulations in Canada require the use of mortgage insurance for all mortgage loans extended by federally incorporated banks, trust companies and insurers, where the loan-to-value ratio exceeds 80%.

We also provide portfolio credit enhancement insurance to lenders that have originated loans with loan-to-value ratios of less than or equal to 80%. These policies provide lenders with immediate capital relief from applicable bank regulatory capital requirements and facilitate the securitization of mortgages in the Canadian market. In both primary flow insurance and portfolio policies, our mortgage insurance in Canada provides insurance coverage for the entire unpaid loan balance, including interest, selling costs and expenses.

Government guarantee

We have an agreement with the Canadian government (the “Government Guarantee Agreement”) under which it guarantees the benefits payable under a mortgage insurance policy, less 10% of the original principal amount of an insured loan, in the event that we fail to make claim payments with respect to that loan because of insolvency. We pay the Canadian government a risk premium for this guarantee and make other payments to a reserve fund in respect of the government’s obligation. Because banks are not required to maintain regulatory capital on an asset backed by a sovereign guarantee, our 90% sovereign guarantee permits lenders purchasing our mortgage insurance to reduce their regulatory capital charges for credit risks on mortgages by 90%. Our primary government-sponsored competitor receives a 100% sovereign guarantee.

In July 2008, the Canadian government publicly announced adjustments to the rules for government guaranteed mortgages, including reducing the maximum amortization period to 35 years, requiring a minimum down payment of 5% and establishing a consistent minimum credit score. We incorporated these adjustments into our underwriting guidelines effective October 15, 2008. At the same time, the Canadian government sought changes to the Government Guarantee Agreement to incorporate these adjustments and to introduce other changes to modernize the Government Guarantee Agreement. In January 2010, the foregoing revisions to the Government Guarantee Agreement were formalized in an amendment to the Government Guarantee Agreement (the “Amendment”). Additionally, a provision was included in the Amendment that allows the government to implement industry-wide policy changes to mortgages that benefit from a government guarantee.

In April 2010, the Canadian government implemented additional changes to the rules for government guaranteed mortgages which (i) require that all borrowers seeking mortgages of a term less than five years or seeking a variable rate mortgage must qualify at the rate posted by the Bank of Canada for five-year fixed rate mortgages, (ii) lower the maximum loan-to-value ratio of mortgage refinancing where borrowers are withdrawing money to 90% from 95%, and (iii) require a minimum down payment of 20% on non-owner-occupied properties. In January 2011, the Canadian government announced additional changes to the rules for government guaranteed mortgages which (i) reduce the maximum amortization period to 30 years from 35 years for high loan-to-value mortgages, effective March 18, 2011, (ii) lower the maximum loan-to-value ratio of mortgage refinancing where borrowers are withdrawing money to 85% from 90%, effective March 18, 2011, and (iii) eliminate mortgage insurance on mortgages that do not have scheduled principal and interest payments (e.g. lines of credit), effective April 18, 2011. The above rules were formalized in amendments to the Government Guarantee Agreement. In June 2011, the Canadian government passed legislation, that when effective, will formalize existing mortgage insurance arrangements with private mortgage insurers and terminate the existing Government Guarantee Agreement, including the elimination of the Canadian government guarantee fund. This legislation does not change the current government guarantee of 90% provided on mortgages we insure. While we do not anticipate any significant impacts to our business as a result of this legislation, a full assessment of the impact on our business cannot be completed until the regulations are finalized. In addition, the government could take additional steps in the future to further tighten mortgage lending criteria.

Competition

Our primary mortgage insurance competitor in Canada is the Canada Mortgage and Housing Corporation (“CMHC”) which is owned by the Canadian government, although we have one other private competitor in the Canadian market. CMHC’s mortgage insurance provides lenders with 100% capital relief from bank regulatory requirements. We compete with CMHC primarily based upon our reputation for high quality customer service, quick decision making on insurance applications, strong underwriting expertise, flexibility in product development and provision of support services. As a result of the turmoil in the financial markets and tightened underwriting guidelines in 2009, there had been an increased preference by lenders for CMHC insurance, which carries a lower capital charge and a 100% government guarantee, as compared to loans covered by our policy which benefits from a 90% government guarantee. However, since 2009, this increased preference for CMHC insurance has moderated as financial markets stabilized.

Australia

We entered the Australian mortgage insurance market in 1997 and the New Zealand mortgage insurance market in 1999. In 2011, we were the leading provider of mortgage insurance in Australia based upon flow new insurance written. We maintain strong relationships within the major bank and regional bank channels, as well as building societies, credit unions and non-bank mortgage originators called mortgage managers. As a result of the financial turmoil and associated liquidity crunch in 2009, funding for the regional banks and non-bank originators was very limited or not available, with most of their origination volume shifting to the major banks. As a result of the volume shift to major banks, the four largest mortgage originators in Australia provide the majority of the financing for residential mortgage financing in that country. Our two largest lender relationships in Australia provided the majority of our flow new insurance written in 2011 while we continue to serve multiple mortgage originators and target other expanded distribution relationships.

During 2011, we exited the mortgage insurance market in New Zealand and ceased offering insurance coverage on new loans, although we have committed to provide for a limited amount of time flow insurance on top-up loans, which allow a borrower to extend the credit limit on an existing loan. Our decision was made after consideration of the potential size of the high loan-to-value market and mortgage insurance value proposition. New Zealand represents approximately 2% of our insurance in-force in Australia as of December 31, 2011.

We plan to pursue a sale of a minority interest position of our Australian mortgage insurance business through an IPO in Australia during 2012, subject to market conditions and regulatory approval. This move is part of a broader strategy to rebalance the business portfolio, support future growth opportunities for the Australian business with expanded access to the capital markets, maintain control positions of strategic mortgage insurance platforms in Australia and Canada, and together with other actions, free material capital for redeployment. We anticipate selling up to 40% of our share position, while maintaining control.

Products

In Australia, we offer primary flow mortgage insurance, also known as lenders mortgage insurance (“LMI”), and portfolio credit enhancement policies. Our principal product is LMI which is similar to single premium primary flow insurance we offer in Canada with 100% coverage. Lenders remit the single premium to us as the mortgage insurer and, generally, either collect the equivalent amount from the borrower at the time the loan proceeds are advanced or capitalize it in the loan.

Banks, building societies and credit unions generally acquire LMI only for residential mortgage loans with loan-to-value ratios above 80%. The Australian Prudential Regulation Authority (“APRA”) regulations for authorized deposit-taking institutions (“ADIs”) provide reduced capital requirements for high loan-to-value residential mortgages if they have been insured by a mortgage insurance company regulated by APRA. APRA’s license conditions require Australian mortgage insurance companies, including ours, to be monoline insurers, which are insurance companies that offer just one type of insurance product.

We also provide portfolio credit enhancement policies mainly to APRA-regulated lenders who intend to securitize Australian residential loans they have originated. Portfolio mortgage insurance serves as an important source of credit enhancement for the Australian securitization market, and our portfolio credit enhancement coverage generally is purchased for low loan-to-value, seasoned loans written by APRA-regulated institutions. To date, a market for these portfolio credit enhancement policies has not developed in New Zealand to the same extent as in Australia, which was a consideration in our decision to discontinue new business in that market.

Competition

The Australian flow mortgage insurance market is primarily served by us and one other private LMI company, as well as various lender-affiliated captive mortgage insurance companies. In addition, some lenders may self-insure certain high loan-to-value mortgage risks. We compete primarily based upon our reputation for high quality customer service, quick decision making on insurance applications, strong underwriting expertise and flexibility in terms of product development and provision of support services.

Europe and other countries

We began our European operations in the United Kingdom, which is Europe’s largest market for mortgage loan originations and over time have expanded our presence to six additional countries. We are a large private mortgage insurance provider in Europe and have a leading market presence in select markets, based upon flow new insurance written. Since 2009, we have reduced our risk in-force in Europe, driven primarily by reductions in Spain as a result of our loss mitigation activities. Currently, we are not writing new business in Spain and Ireland. Additionally, we have a presence in the developing private mortgage insurance market in Mexico, maintain a license in Korea with a small portfolio currently in runoff and continue to selectively assess other markets as well.

Products

Our mortgage insurance products in Europe consist principally of primary flow insurance with single premium payments. Our primary flow insurance generally provides first-loss coverage in the event of default on a portion (typically 10% to 20%) of the balance of an individual mortgage loan. We also offer portfolio credit enhancement to facilitate the securitization of mortgage loans.

Competition

Our competition in Europe includes both public and private entities, including traditional insurance companies, as well as providers of alternative credit enhancement products and public mortgage guarantee facilities. Competition from alternative credit enhancement products include personal guarantees on high loan-to-value loans, second mortgages and bank guarantees, captive insurance companies organized by lenders, and alternative forms of risk transfer including capital markets solutions. In addition, some companies are looking for opportunities to enter the European mortgage insurance market. We believe that our global expertise and coverage flexibility differentiate us from competitors and alternative products.

Underwriting

Loan applications for all loans we insure are reviewed to evaluate each individual borrower’s credit strength and history, the characteristics of the loan and the value of the underlying property. The credit strength of a borrower is evaluated by reviewing his or her credit history and credit score. Unlike in the United States where Fair Isaac Company (“FICO”) credit scores are broadly used, credit scores are not available in all countries. In countries, such as Canada, where scores are available, they are included in the underwriting guidelines used to evaluate the loan. Internal mortgage scoring models are also used in the underwriting processes of Canada and Australia. In addition, risk rules models, such as Blaze Advisor ®, are used in Australia and Mexico to enhance the underwriter’s ability to evaluate the loan risk and make consistent underwriting decisions. Additional tools used by our international businesses include automated valuation models to evaluate property risk and fraud application prevention and management tools such as ModelMax® and Interceptor in Australia and CitadelTM in Canada.

Loan applications for flow mortgage insurance are reviewed by our employees or by employees of qualified mortgage lender customers who underwrite loan applications for mortgage insurance under a delegated underwriting program. This delegated underwriting program permits approved lenders to commit us to insure loans using underwriting guidelines we have previously approved. Each of our mortgage insurance platforms has established an audit plan to review delegated underwritten loans to ensure compliance with the approved underwriting guidelines, operational procedures and master policy requirements. Samples (statistically valid and/or stratified) of performing loans are requested and reviewed by our audit teams. Once an audit review has been completed, findings are summarized and compared to targets. If noncompliance issues are detected, we work with the lender to develop appropriate corrective actions which may include rescinding coverage on non-compliant loans or discontinuing delegated underwriting.

When underwriting bulk insurance transactions, we evaluate characteristics of the loans in the portfolio and examine loan files on a sample basis. Each bulk transaction is assigned an overall claim rate based on a weighted-average of the expected claim rates for each stratified group of loans with similar characteristics that comprises the transaction.

Since 2009, we have taken additional actions to reduce our new business risk profile, which included: tightening underwriting guidelines, product restrictions, reducing new business in geographic areas we believe are more economically sensitive, and terminating commercial relationships as a result of weaker business performance. We have also increased prices in certain markets based on periodic reviews of product performance. We believe these underwriting and pricing actions have improved our actual and expected performance on new books of business and have impacted, to some extent, the levels of new insurance written.

Loss mitigation

Each of our international mortgage insurance platforms works closely with lenders to identify and monitor delinquent borrowers. When a delinquency is identified as needing more than basic collections, we will work with the lender and, if permitted, with the borrower to identify an optimal loan workout solution. If it is determined that the borrower has the capacity to make a modified mortgage payment, we will work with the lender to implement the most appropriate payment plan to address the borrower’s hardship situation. If the borrower does not have the capacity to make payments on a modified loan, we work with the lender and borrower to sell the property at the best price to minimize the severity of our claim and provide the borrower with a reasonable resolution. In Canada, we continued to execute a strategy to accelerate and facilitate the conveyance of real estate properties to us in selected circumstances. This strategy allows for better control of the remediation and marketing processes, reduction in carrying costs during the sale process and potential realization of a higher sales price with the cumulative impact being lower losses.

After a delinquency is reported to us, or after a claim is received, we review, and where appropriate conduct further investigations, to determine if there has been an event of underwriting non-compliance, non-disclosure of relevant information or any misrepresentation of information provided during the underwriting process. Our master policies provide that we may rescind coverage if there has been any failure to comply with agreed underwriting criteria or in the event of fraud or misrepresentation involving the lender or an agent of the lender. If such issues are identified, the claim or delinquent loan file is reviewed to determine the appropriate action, including potentially reducing the claim amount to be paid or rescinding the coverage. Generally, the issues we have initially identified are reviewed with the lender and the lender has an opportunity, typically 60 days, to provide further information or documentation.

We may also review a group or portfolio of insured loans if we believe there may be systemic misrepresentations or noncompliance issues. If such issues are detected, we generally will work with the lender to develop an agreed settlement in respect of the group of loans so identified or, if such discussions fail to result in an agreed settlement, the lender may institute arbitration or other legal proceedings with respect to the loans for which we have rescinded or reduced coverage that are subject to the dispute.

Distribution

We maintain dedicated sales forces that market our mortgage insurance products internationally to lenders. As in the U.S. market, our sales forces market to financial institutions and mortgage originators, who in turn offer mortgage insurance products to borrowers.

U.S. Mortgage Insurance

Through our U.S. Mortgage Insurance segment, we provide private mortgage insurance. Private mortgage insurance enables borrowers to buy homes with low-down-payment mortgages, which are usually defined as loans with a down payment of less than 20% of the home’s value. Low-down-payment mortgages are sometimes also referred to as high loan-to-value mortgages. Mortgage insurance protects lenders against loss in the event of a borrower’s default. It also generally aids financial institutions in managing their capital efficiently by reducing the capital required for low-down-payment mortgages. If a borrower defaults on mortgage payments, private mortgage insurance reduces and may eliminate losses to the insured institution. Private mortgage insurance may also facilitate the sale of mortgage loans in the secondary mortgage market.

We have been providing mortgage insurance products and services in the United States since 1981 and operate in all 50 states and the District of Columbia. Our principal mortgage insurance customers are originators of residential mortgage loans who typically determine which mortgage insurer or insurers they will use for the placement of mortgage insurance written on loans they originate.

The U.S. private mortgage insurance industry is defined in part by the requirements and practices of Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) and other large mortgage investors. Fannie Mae and Freddie Mac purchase residential mortgages from mortgage lenders and investors, as part of their governmental mandate to provide liquidity in the secondary mortgage market. Fannie Mae and Freddie Mac purchased approximately 63%, 63% and 70% for the years ended December 31, 2011, 2010 and 2009, respectively, of all the mortgage loans originated in the United States, according to statistics published by Inside Mortgage Finance. Fannie Mae and Freddie Mac are government-sponsored enterprises, and we refer to them as the “GSEs.” Fannie Mae’s and Freddie Mac’s mortgage insurance requirements include specified insurance coverage levels and minimum financial strength ratings. Fannie Mae and Freddie Mac typically require maintenance of a rating by at least two out of three listed rating agencies

(Standard & Poor’s Financial Services LLC (“S&P”), Fitch Ratings (“Fitch”) and Moody’s Investors Service Inc. (“Moody’s”)) of at least “AA-”/“Aa3” (as applicable), with no rating below those levels by any of the three listed rating agencies; otherwise, additional limitations or requirements may be imposed for eligibility to insure loans purchased by the GSEs. In February 2008, Fannie Mae and Freddie Mac temporarily suspended automatic imposition of the additional requirements otherwise applicable upon a ratings downgrade below the above-described requirements, subject to certain specified conditions. Since 2009, we have held ongoing discussions with the GSEs regarding these requirements.

The GSEs may purchase mortgages with unpaid principal amounts up to a specified maximum, or the “conforming loan limit,” which is currently $417,000 and subject to annual adjustment. The American Recovery and Reinvestment Act of 2009 permits the GSEs to purchase loans in excess of the $417,000 limit in certain high-cost areas of the country. During 2011, for loans originated through September 30, 2011, the limit in those areas was 125% of median home price for the area, but no more than $729,750. Loans originated on or after October 1, 2011, use existing high-cost area loan limits established by the Federal Housing Finance Agency (the “FHFA”) under a formula of 115% of the 2010 median home price, up to a maximum of $625,000 for a single-family one-unit property within the continental United States. Each GSE’s Congressional charter generally prohibits it from purchasing a mortgage where the loan-to-value ratio exceeds 80% of home value unless the portion of the unpaid principal balance of the mortgage, which is in excess of 80% of the value of the property securing the mortgage, is protected against default by lender recourse, participation or by a qualified insurer. As a result, high loan-to-value mortgages purchased by Fannie Mae or Freddie Mac generally are insured with private mortgage insurance. Fannie Mae and Freddie Mac purchased the majority of the flow loans we insured as of December 31, 2011.

The following table sets forth selected financial information regarding our U.S. Mortgage Insurance segment as of or for the periods indicated. Additional selected financial information and operating performance measures regarding our U.S. Mortgage Insurance segment as of or for these periods are included under “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—U.S. Mortgage Insurance” included in Exhibit 99.3.

	As of or for the years ended December 31,
(Amounts in millions)	2011	2010	2009
Total revenues	$719	$754	$826

Net operating loss available to Genworth Financial, Inc.’s common stockholders	$(513)	$(585)	$(460)
Net investment gains (losses), net of taxes and other adjustments	30	21	32

Net loss available to Genworth Financial, Inc.’s common stockholders	$(483)	$(564)	$(428)

Total segment assets	$2,966	$3,856	$4,233

Products and services

The majority of our U.S. mortgage insurance policies provide default loss protection on a portion (typically 10% to 40%) of the balance of an individual mortgage loan. Our primary mortgage insurance policies are predominantly “flow” insurance policies, which cover individual loans at the time the loan is originated. We also enter into “bulk” insurance transactions with lenders and investors in selected instances, under which we insure a portfolio of loans for a negotiated price.

In addition to flow and bulk primary mortgage insurance, we previously have written a limited amount of mortgage insurance on a pool basis. Under pool insurance, the mortgage insurer provides coverage on a group of specified loans, typically for 100% of all losses on every loan in the portfolio, subject to an agreed aggregate loss limit.

Flow insurance

Flow insurance is primary mortgage insurance placed on an individual loan when the loan is originated. Our primary mortgage insurance covers default risk on first mortgage loans generally secured by one- to four-unit residential properties and can be used to protect mortgage lenders and investors from default on any type of residential mortgage loan instrument that we have approved. Our insurance covers a specified coverage percentage of a “claim amount” consisting of unpaid loan principal, delinquent interest and certain expenses associated with the default and subsequent foreclosure. As the insurer, we are generally required to pay the coverage percentage of a claim amount specified in the primary policy, but we also have the option to pay the lender an amount equal to the unpaid loan principal, delinquent interest and certain expenses incurred with the default and foreclosure, and acquire title to the property. In addition, the claim amount may be reduced or eliminated if the loss on the defaulted loan is reduced as a result of the lender’s disposition of the property. The lender selects the coverage percentage at the time the loan is originated, often to comply with investor requirements to reduce the loss exposure on loans purchased by the investor. Our master policies require that loans be underwritten to approved guidelines and provide for cancellation of coverage and return of premium for material breach of obligations. Our master policies generally do not extend to or cover material breach of obligations and misrepresentations known to the insured or specified agents. From time to time, based on various factors, we request loan files to verify compliance with our master policies and required procedures. Where our review and any related investigation establish material noncompliance or misrepresentation or there is a failure to deliver complete loan files as required, we rescind coverage with a return of all premiums paid.

In connection with flow insurance, we perform fee-based contract underwriting services for certain mortgage lenders. The provision of underwriting services by mortgage insurers eliminates the duplicative lender and mortgage insurer underwriting activities and speeds the approval process. Under the terms of our contract underwriting agreements, we agree to indemnify the lender against losses incurred in the event we make material errors in determining whether loans processed by our contract underwriters meet specified underwriting or purchase criteria, subject to contractual limitations on liability.

In the United States, we have entered into a number of reinsurance agreements in which we share portions of our flow mortgage insurance risk written on loans originated or purchased by lenders with captive reinsurers affiliated with these lenders. In return, we cede a predetermined portion of our gross premiums on insurance written to the captive reinsurers. Substantially all of our captive mortgage reinsurance arrangements are structured on an excess of loss basis. In February 2008, Fannie Mae and Freddie Mac announced a change to its eligibility rules limiting captive reinsurance arrangements to those where premiums ceded do not exceed 25% of gross premiums. As of December 31, 2011, our mortgage insurance risk in-force reinsured to all captive reinsurers was $0.9 billion, and the total capital held in trust for our benefit by all captive reinsurers was $0.6 billion. These captive reinsurers are not rated, and their claims-paying obligations to us are secured by an amount of capital held in trust as determined by the underlying treaties. As of December 31, 2011 and 2010, we recorded a reinsurance recoverable of $178 million and $351 million, respectively, under these captive reinsurance arrangements. We have exhausted certain captive reinsurance tiers for our 2005, 2006, 2007 and 2008 book years based on worsening loss development trends. Once the captive reinsurance or trust assets are exhausted, we are responsible for any additional losses incurred. We have begun to experience constraints on the recognition of captive benefit recovery due to the amount of funds held in certain captive trusts and the exhaustion of captive loss tiers for certain reinsurers. As of January 1, 2009, we no longer participate in excess of loss captive reinsurance transactions and we will only participate in quota share reinsurance arrangements. The majority of our excess of loss captive reinsurance arrangements are in runoff with no new books of business being added going forward; however, while this level of benefit is declining, we do continue to benefit from captive reinsurance on our 2005, 2006, 2007 and 2008 books of business. New insurance written through the bulk channel generally is not subject to these arrangements.

The following table sets forth selected financial information regarding our captive reinsurance arrangements as of or for the periods indicated:

	As of or for the years ended December 31,
	2011	2010	2009
Flow risk in-force subject to captive reinsurance arrangements, as a percentage of flow risk in-force	34%	44%	51%
Primary risk in-force subject to captive reinsurance arrangements, as a percentage of total primary risk in-force	33%	43%	50%
Gross written premiums ceded pursuant to captive reinsurance arrangements, as a percentage of total gross written premiums	15%	19%	21%
Primary new risk written subject to captive reinsurance arrangements, as a percentage of total primary new risk written	2%	3%	3%

Bulk insurance

Under primary bulk insurance, we insure a portfolio of loans in a single, bulk transaction. Generally, in our bulk insurance, the individual loans in the portfolio are insured to specified levels of coverage and there may be deductible provisions and aggregate loss limits applicable to all of the insured loans. In addition, loans that we insure in bulk transactions with loan-to-value ratios above 80% typically have flow mortgage insurance, written either by us or another private mortgage insurer, which helps mitigate our exposure under these transactions. We base the premium on our bulk insurance upon our evaluation of the overall risk of the insured loans included in a transaction and we negotiate the premium directly with the securitizer or other owner of the loans. Premiums for bulk transactions generally are paid monthly by lenders, investors or a securitization vehicle in connection with a securitization transaction or the sale of a loan portfolio. Prior to 2006, the majority of our bulk insurance business was related to loans financed by lenders who participated in the mortgage programs sponsored by the Federal Home Loan Banks (“FHLBs”). Beginning in 2006, we selectively increased our participation in the GSE low documentation, or Alt-A, programs and began to provide bulk insurance on lender portfolios, a substantial portion of which was comprised of low loan-to-value and high FICO score payment option adjustable rate (“POA”) loans. The risk in-force attributable to these 2006 through 2008 books of business was substantially reduced in 2009 pursuant to agreements reached with the insured. In January 2010, we reached an agreement with a counterparty that further reduced our bulk insurance exposure, leaving a small portfolio related principally to the FHLBs. In addition, the FHFA has issued an advanced notice of proposed rulemaking to implement provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that require deletion of all references to credit rating agencies in federal rules and regulations. This would likely include rules that govern mortgage purchase programs of the FHLBs that require insurers for such programs to maintain “AA” ratings. However, there can be no assurance with respect to our level of participation in these programs once the FHFA program rules are revised.

Pool insurance

Pool insurance generally covers the loss on a defaulted mortgage loan that either exceeds the claim payment under the primary coverage (if primary insurance is required on that loan) or the total loss (if that loan does not require primary insurance), in each case up to a stated aggregate loss limit on the pool. While in 2006 and 2005 we wrote a limited amount of pool insurance coverage policies, we are no longer actively writing pool insurance.

Underwriting and pricing

Loan applications for all loans we insure are reviewed to evaluate each individual borrower’s credit strength and history, the characteristics of the loan and the value of the underlying property.

Fair Isaac Company developed the FICO credit scoring model to calculate a score based upon a borrower’s credit history. We use the FICO credit score as one indicator of a borrower’s credit quality. Typically, a borrower with a higher credit score has a lower likelihood of defaulting on a loan. FICO credit scores range up to 850, with a score of 620 or more generally viewed as a “prime” loan and a score below 620 generally viewed as a “sub-prime” loan. A minus loans generally are loans where the borrowers have FICO credit scores between 575 and 660, and where the borrower has a blemished credit history. As of December 31, 2011, on a risk in-force basis, approximately 93% of our primary insurance loans were at the time the loans were originated considered to be “prime” in credit quality with FICO credit scores of at least 620, approximately 5% had FICO credit scores between 575 and 619, and approximately 2% had FICO credit scores of 574 or less. Loan applications for flow mortgage insurance are reviewed by our employees directly as part of our traditional underwriting process or by our contract underwriters as we process mortgage loan applications requiring mortgage insurance. While declining in recent periods, the majority of our mortgage lender customers underwrite loan applications for mortgage insurance under a delegated underwriting program, in which we permit approved lenders to commit us to insure loans using underwriting guidelines we have previously approved.

When underwriting bulk insurance transactions, we evaluate credit scores and loan characteristics of the loans in the portfolio and examine loan files on a sample basis. Each bulk transaction is assigned an overall claim rate based on a weighted-average of the expected claim rates for each individual loan that comprises the transaction.

We previously offered mortgage insurance for Alt-A loans, which were originated under programs in which there was a reduced level of verification or disclosure of the borrower’s income or assets and a higher historical and expected default rate at origination than standard documentation loans; Interest Only loans which allowed the borrower flexibility to pay interest only, or to pay interest and as much principal as desired, during an initial period of time; and POA mortgages, which typically provided four payment options that a borrower could select for the first five years of a loan. Beginning in the second half of 2007 and through 2009, however, we took specific and substantial underwriting and risk management actions to reduce our new business risk profile, including exiting certain products and types of coverages such as Alt-A, Interest Only and POA loans, as well as changing prices, product levels and underwriting guidelines, to improve the performance of new business written. Our primary guideline actions during the fourth quarter of 2008 included adding incremental geographic locations to our declining market policy definition and changes in third-party loan origination guidelines, including restrictions on delegated underwriting guidelines, as well as imposing tighter underwriting guidelines on lower-credit and higher loan-to-value risks. Additionally, with increased refinancing activity, we also added new restrictions on FICO and debt-to-income ratios to better manage risk profiles and capital consumption from new production. We believe these and other underwriting and pricing actions benefited our underwriting results on these and future books of business and could have an adverse impact on our volume of new insurance written. As market conditions stabilized or improved in certain areas, we adjusted our approaches. For example, during 2010, we eliminated our targeted declining market policy, which among other things, prohibits us from providing coverage on loans with 90% loan-to-value and below even in areas of the U.S. housing market where such conditions have begun to stabilize or improve. We continue to monitor current housing conditions and the performance of our books of business to determine if we need to make further changes in our underwriting guidelines and practices.

Loss mitigation

We request loan files to verify compliance with our master policies. Where underwriting is performed in-house, our master policy gives us the right to obtain a copy of the complete loan file for any insured loan. If no file is produced in response to our request, the master policy provides that coverage may be canceled. If a file is delivered but lacks certain documents that are critical to demonstrating compliance with applicable underwriting standards (discussed below) or to our ability to investigate the loan for misrepresentation, we issue a follow-up request and give the servicer an additional period of time (approximately 30 additional days) to produce the missing documents. If these documents are not received after the additional time period, the master policy provides that coverage may be canceled.

Where underwriting is delegated to other counterparties under specified criteria, our master policy requires that an insured loan be underwritten “in strict accordance” with applicable guidelines. Where our file review finds material noncompliance with the underwriting requirements, the master policy provides that coverage may be canceled. The master policy also excludes coverage for fraud and misrepresentation, among other matters. Where our investigation establishes noncompliance or fraud or misrepresentation involving an agent of the lender, we invoke our rights by issuing a letter rescinding coverage on the loan.

Following an action to rescind coverage on insured loan certificates, the insured counterparty has 60 days to appeal our decision to rescind such coverage through an appeals process. If an insured counterparty appeals our decision to rescind coverage on given loan certificates and we concur that new or additional information is sufficient for us to reinstate coverage, we take the necessary steps to reinstate uninterrupted insurance coverage and reactivate the loan certificate. If the parties are unable to resolve the dispute within the stated appeal period provided by us and such additional time as the parties may agree to, lenders may choose to pursue arbitration under the master policies and challenge the results. If arbitrated, ultimate resolution of the dispute would be pursuant to a panel’s binding arbitration award. Challenges to rescissions may be made several years after we have rescinded coverage on an insured loan certificate.

Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including pre-sales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. If a loan certificate that was previously rescinded is reinstated and the underlying loan certificate remains delinquent, we re-accrue any liabilities that were relieved in connection with our decision to rescind coverage on the loan certificate.

Distribution

We distribute our mortgage insurance products through our dedicated sales force throughout the United States. This sales force primarily markets to financial institutions and mortgage originators, which in turn offer mortgage insurance products to borrowers. In addition to our field sales force, we also distribute our products through a telephone sales force serving our smaller lenders, as well as through our “Action Center” which provides live phone and web chat-based support for all customer segments.

Competition

We compete primarily with U.S. and state government agencies, other private mortgage insurers, mortgage lenders and other investors, the GSEs and, potentially, the FHLBs. We also compete, indirectly, with structured transactions in the capital markets and with other financial instruments designed to mitigate credit risk although this last category of competition has been reduced by the dynamics of the financial crisis.

U.S. and state government agencies. We and other private mortgage insurers compete for flow business directly with U.S. federal and state governmental and quasi-governmental agencies, principally the Federal Housing Administration (“FHA”) and, to a lesser degree, the Veteran’s Administration (“VA”). In November 2011, federal legislation was enacted that extended the authority of the FHA to insure loans with initial balances in amounts up to 125% of median area home prices of up to and including $729,750. With this new legislation in place, the FHA now has higher loan limits than does Fannie Mae and Freddie Mac in certain metropolitan service areas (“MSAs”). Accordingly, this could give the FHA a competitive advantage in those MSAs over private mortgage insurance providers. In addition to competition from the FHA and the VA, we and other private mortgage insurers face competition from state-supported mortgage insurance funds in several states, including California, Illinois and New York.

Private mortgage insurers. During 2011, the competitive landscape of the U.S. private mortgage insurance industry changed significantly with two competitors ceasing to write new business. While we cannot predict the level of impact, continued changes in the competitive landscape of the U.S. private mortgage insurance industry will likely further impact our sales levels. The private mortgage insurance industry currently consists of four mortgage insurers, excluding us.

Mortgage lenders and other investors. We and other mortgage insurers compete with transactions structured by mortgage lenders to avoid mortgage insurance on low-down-payment mortgage loans. These transactions include self-insuring and simultaneous second loans, which separate a mortgage with a loan-to-value ratio of more than 80%, which generally would require mortgage insurance, into two loans: a first mortgage with a loan-to-value ratio of 80% and a simultaneous second mortgage for the excess portion of the loan. The level of simultaneous second mortgages declined substantially in recent years given the experience from the financial crisis.

The GSEs—Fannie Mae, Freddie Mac and FHLBs. As the predominant purchasers of conventional mortgage loans in the United States, Fannie Mae and Freddie Mac provide a direct link between mortgage origination and capital markets. As discussed above, most high loan-to-value mortgages purchased by Fannie Mae or Freddie Mac are insured with private mortgage insurance issued by an insurer deemed qualified by the GSEs. Our U.S. mortgage insurance companies currently are permitted by the GSEs to operate as eligible insurers even though not all eligibility criteria may be met. Private mortgage insurers may be subject to competition from Fannie Mae and Freddie Mac to the extent the GSEs are compensated for assuming default risk that would otherwise be insured by the private mortgage insurance industry. On February 11, 2011, the Obama Administration issued a white paper setting forth various proposals to gradually eliminate Fannie Mae and Freddie Mac. We cannot predict whether or when any proposals will be implemented, and if so in what form, nor can we predict the effect such proposals, if so implemented, would have on our business, results of operations or financial condition.

We also compete with structured transactions in the capital markets and with other financial instruments designed to mitigate the risk of mortgage defaults, such as credit default swaps and credit linked notes, with lenders who forego mortgage insurance (self-insure) on loans held in their portfolios, and with mortgage lenders who maintain captive mortgage insurance and reinsurance programs.

Private mortgage insurers must satisfy requirements set by the GSEs to be eligible to insure loans sold to the GSEs, and the GSEs have the ability to implement new eligibility requirements for mortgage insurers. They also have the authority to change the pricing arrangements for purchasing retained-participation mortgages as compared to insured mortgages, increase or reduce required mortgage insurance coverage percentages, and alter or liberalize underwriting standards and pricing terms on low-down-payment mortgages they purchase.

In addition to the GSEs, FHLBs purchase single-family conforming mortgage loans. Although not required to do so, the FHLBs currently use mortgage insurance on substantially all mortgage loans with a loan-to-value ratio above 80%.

Corporate and Runoff Division

Runoff

The Runoff segment includes the results of non-strategic products which are no longer actively sold. Our non-strategic products include variable annuity, variable life insurance, institutional, corporate-owned life insurance and Medicare supplement insurance products. We expect to manage our runoff products for at least the next ten years. Several factors may impact the time period for these products to runoff including the specific policy types, economic conditions and management strategies.

The following table sets forth financial information regarding our Runoff segment as of or for the periods indicated. Additional selected financial information and operating performance metrics regarding our Runoff segment as of or for these periods are included under “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Runoff” included in Exhibit 99.3.

	As of or for the years ended December 31,
(Amounts in millions)	2011	2010	2009
Total revenues	$525	$665	$672

Net operating income available to Genworth Financial, Inc.’s common stockholders	$27	$23	$67
Net investment gains (losses), net of taxes and other adjustments	(100)	(4)	(113)
Gain on sale of business, net of taxes	36	—	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(37)	$19	$(46)

Total segment assets	$16,031	$18,710	$18,905

Products

Variable annuities and variable life insurance

Our variable annuities provide contractholders the ability to allocate purchase payments and contract value to underlying investment options available in a separate account format. The contractholder bears the risk associated with the performance of investments in the separate account. In addition, some of our variable annuities permit customers to allocate assets to a guaranteed interest account managed within our general account. Certain of our variable annuity products provide contractholders with lifetime guaranteed income benefits. Our variable annuity products generally provide guaranteed minimum death benefits (“GMDBs”) and may provide guaranteed minimum withdrawal benefits (“GMWBs”) and certain types of guaranteed annuitization benefits.

Variable annuities generally provide us fees including mortality and expense risk charges and, in some cases, administrative charges. The fees equal a percentage of the contractholder’s policy account value and as of December 31, 2011, range from 0.75% to 4.05% per annum depending on the features and options within a contract.

Our variable annuity contracts with a basic GMDB provide a minimum account value to be paid upon the annuitant’s death. Contractholders may also have the option to purchase riders that provide enhanced death benefits. Assuming every annuitant died on December 31, 2011, as of that date, contracts with death benefit features not covered by reinsurance had an account value of $6,840 million and a related death benefit exposure, or net amount at risk, of $495 million.

Some of our variable annuity products provide the contractholder with a guaranteed minimum income stream that they cannot outlive, along with an opportunity to participate in market appreciation.

In January 2011, we discontinued new sales of retail and group variable annuities; however, we continue to service our existing block of business which could include additional deposits on existing contracts.

Institutional

Our institutional products consist of funding agreements, FABNs and GICs, which are deposit-type products that pay a guaranteed return to the contractholder on specified dates. We manage the outstanding issuances from two FABN programs: a program registered with the U.S. Securities and Exchange Commission (“SEC”) offered both to institutional and retail investors and a global medium-term notes program sold to institutional investors both domestically and abroad. The registered notes program was discontinued in May 2009 and all SEC reporting obligations under the registered notes program were suspended. We explore the issuance of our institutional products only on an opportunistic basis.

Corporate-owned life insurance

We do not solicit sales of our corporate-owned life insurance product; however, we continue to manage our existing block of business.

Medicare supplement insurance

Our Medicare supplement insurance provides supplemental insurance coverage to seniors who participate in the Medicare program. This product covers deductibles and coinsurance amounts that are not covered by traditional Medicare, which seniors without supplemental coverage would have to pay out-of-pocket. The product design was standardized in 1992 to provide better clarity for seniors and was revised again in 2008 when Congress passed the Medicare Improvement for Patients and Providers Act.

Effective October 1, 2011, we completed the sale of our Medicare supplement insurance business. The transaction included the sale of Continental Life Insurance Company of Brentwood, Tennessee and its subsidiary, American Continental Insurance Company, and the reinsurance of the Medicare supplement insurance in-force business written by other Genworth life insurance subsidiaries. See note 8 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” for additional information related to the sale.

Corporate and Other

Our Corporate and Other activities include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other non-core businesses, such as our reverse mortgage business, that are managed outside our operating segments.

International Operations

Information regarding our international operations is presented in note 20 to the consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” of this Current Report on Form 8-K.

Marketing

As a specialty insurance provider, we position, promote and differentiate our products and services through product value and innovation, risk management expertise, specialized support and technology for our distributors and innovative marketing programs tailored to particular consumer groups.

We offer a targeted set of products that are designed to meet key needs of consumers throughout the various stages of their lives, with a clear focus on the underserved “main street” and emerging affluent markets. We are selective in the products we offer and strive to maintain appropriate return and risk thresholds when we expand the scope of our product offerings. We also have developed sophisticated technological approaches that enhance performance by automating key processes and reducing response times, expenses and process variations. These approaches also make it easier for our customers and distributors to do business with us.

We have focused our marketing approach on promoting our products, services and brand to key constituencies, including sales intermediaries, consumers, employees and investors. We seek to build recognition of our offerings and brand, and maintain deep relationships with leading distributors by providing a high level of specialized and differentiated distribution support, including product training, sales services and technology solutions that support the distributors’ sales efforts. We also leverage technology to extend our brand and marketing communications, using interactive tools, search engine marketing expertise and efficient web services to enhance our customers’ experience.

Our thought leadership research on financial security issues helps build our brand and inform our key constituencies, such as distributors, consumers, policymakers and regulators, on relevant topics, including the cost of long-term care, the life insurance coverage gap, consumer financial security as well as mortgage and mortgage insurance trends. In addition, we sponsor various advisory councils with independent sales intermediaries and dedicated sales specialists to gather their feedback on industry trends, new product ideas, approaches to improve service and ways to enhance our relationships.

Risk Management

Risk management is a critical part of our business. We have an enterprise risk management framework that includes risk management processes relating to economic capital analysis, product development and management, economic pricing management, asset-liability management, investment activities, portfolio diversification, underwriting and risk and loss mitigation, financial databases and information systems, business acquisitions and dispositions, and operational capabilities. The risk management framework includes the assessment of risks, a proactive decision process to determine which risks are acceptable to be retained, risk and reward considerations, limit setting on all major risks, emerging risk identification and the ongoing monitoring and management of those risks. We have emphasized our adherence to risk management disciplines and leveraged these efforts into a competitive advantage in distribution and management of our products.

Our evaluation of in-force product performance, new product initiatives and risk mitigation alternatives includes monitoring regulatory and rating agency capital models as well as internal economic capital models to determine the appropriate level of risk-adjusted capital. We utilize our internal economic capital model to assess the risk of loss to our capital resources based upon the portfolio of risks we underwrite and retain and upon our asset and operational risk profiles. Our commitment to risk management involves the ongoing review and expansion of internal capabilities with improved infrastructure and modeling.

Product development and management

Our risk management process begins with the development and introduction of new products and services. We have established a product development process that specifies a series of required analyses, reviews and approvals for any new product. For each proposed product, this process includes a review of the market opportunity and competitive landscape, major pricing assumptions and methodologies, return expectations and potential distributions, reinsurance and other risk mitigating strategies, underwriting criteria, legal, compliance and business risks and potential mitigating actions. Before we introduce a new product, we establish a monitoring program with specific performance targets and leading indicators, which we monitor frequently to identify any deviations from expected performance so that we can take corrective action when necessary. Significant product introductions, measured either by volume, level or type of risk, require approval by our senior management team at either the business or enterprise level.

We use a similar process to introduce changes to existing products and to offer existing products in new markets and through new distribution channels. Product performance reviews include an analysis of the major drivers of profitability, underwriting performance and variations from expected results including an in-depth experience analysis of the product’s major risk factors. Other areas of focus include the regulatory and competitive environments and other emerging factors that may be affecting product performance.

In addition, we initiate special reviews when a product’s performance fails to meet the indicators we established during that product’s introductory review process for subsequent reviews of in-force blocks of business. If a product does not meet our performance criteria, we consider adjustments in pricing, design and marketing or ultimately discontinuing sales of that product. We review our underwriting, pricing, distribution and risk selection strategies on a regular basis to ensure that our products remain competitive and consistent with our marketing and profitability objectives. For example, in our U.S. and international mortgage insurance and lifestyle protection insurance businesses, we review the profitability of lender accounts to assess whether our business with these lenders is achieving anticipated performance levels and to identify trends requiring remedial action, including changes to underwriting guidelines, product mix or other customer performance.

Asset-liability management

We maintain segmented investment portfolios for the majority of our product lines. This enables us to perform an ongoing analysis of the interest rate, credit and liquidity risks associated with each major product line, in addition to the interest rate and credit risks for our overall enterprise versus approved limits. We analyze the behavior of our liability cash flows across a wide variety of scenarios, reflecting policy features and expected policyholder behavior. We also analyze the cash flows of our asset portfolios across the same scenarios. We believe this analysis shows the sensitivity of both our assets and liabilities to changes in economic environments and enables us to manage our assets and liabilities more effectively. In addition, we deploy hedging programs to mitigate certain economic risks associated with our assets, liabilities and capital. For example, we actively hedge the equity, interest rate and market volatility risks in our variable annuity products, as well interest rate risks in our long-term care insurance products.

Portfolio diversification and investments

We use new business and in-force product limits to manage our risk concentrations and to manage product, business level, geographic and other risk exposures. We manage unique product exposures in our business segments. For example, in managing our mortgage insurance risk exposure, we monitor geographic concentrations in our portfolio and the condition of housing markets in each major area in the countries in which we operate. We monitor our concentration of risk in-force at the regional, state and major metropolitan area levels on a monthly basis. We also monitor fundamental price indicators and factors that affect home prices and their affordability at the national and regional levels.

In addition, our assets are managed within limitations to control credit risk and to avoid excessive concentration in our investment portfolio using defined investment and concentration guidelines that help ensure disciplined underwriting and oversight standards. We seek diversification in our investment portfolio by investing in multiple asset classes, tailored to match the cash flow characteristics of our liabilities, and actively monitoring exposures, changes in credit characteristics and shifts in markets.

We utilize surveillance and quantitative credit risk analytics to identify concentrations and drive diversification of portfolio risks. Issuer credit limits for the investment portfolios of each of our businesses (based on business capital, portfolio size and relative issuer cumulative default risk) govern and control credit concentrations in our portfolio. Derivatives counterparty risk and credit derivatives are integrated into issuer limits as well. We also actively monitor country and sovereign exposures in our global portfolio and evaluate and adjust our risk profiles, where needed, in response to geopolitical and economic developments in the relevant areas.

Underwriting and risk and loss mitigation

Underwriting guidelines for all products are routinely reviewed and adjusted as needed to ensure policyholders are provided with the appropriate premium and benefit structure. We seek external reviews from the reinsurance and consulting communities and are able to utilize their experience to calibrate our risk taking to expected outcomes.

Our risk and loss mitigation activities include ensuring that new policies are issued based on accurate information that we receive and that policy benefit payments are paid in accordance with the policy contract terms.

Financial databases and information systems

Our extensive financial databases and innovative information systems technology are important tools in our risk management. For example, we believe we have the largest database for long-term care insurance claims with over 35 years of experience in offering those products. We also have substantial experience in offering individual life insurance products with a large database of claims experience, particularly in preferred risk classes, which has significant predictive value. We have extensive data on the performance of mortgage originations in the United States with and without insurance providing unique indicators of the drivers of delinquencies.

We use advanced and, in some cases, proprietary technology to manage variations in our underwriting process. For example, in our mortgage insurance businesses, we use borrower credit bureau information, proprietary mortgage scoring models and/or our extensive database of mortgage insurance experience along with external data including rating agency data to evaluate new products and portfolio performance. In the United States and Canada, our proprietary mortgage scoring models use the borrower’s credit score and additional data concerning the borrower, the loan and the property, including loan-to-value ratio, loan type, loan amount, property type, occupancy status and borrower employment to predict the likelihood of having to pay a claim. In addition, our models take into consideration macroeconomic variables such as unemployment, interest rate and home price changes. We believe assessing housing market and mortgage loan attributes across a range of economic outcomes enhances our ability to control and price for risk. We perform portfolio analysis on an ongoing basis to determine if modifications are required to our product offerings, underwriting guidelines or premium rates.

Business acquisitions and dispositions

When we consider an acquisition or a disposition of a block or book of business or entity, we use various business, financial and risk management disciplines to evaluate the merits of the proposals and assess its strategic fit with our current business model. We have a review process that includes a series of required analyses, reviews and approvals similar to those employed for new product introductions.

Operational capabilities

We have several risk management programs in place to ensure the continued operation of our businesses in the event of potential disruptive natural or man-made events. Business continuity plans are regularly reviewed and tested. All data is backed up on a nightly basis to alternative locations that are geographically separated.

A number of investigative teams are maintained in our various locations to address any fraudulent activities both from internal and external sources.

Operations and Technology

Service and support

In our U.S. Life Insurance segment, we interact directly with our independent sales intermediaries and dedicated sales specialists through secure websites that have enabled them to transact business with us electronically. Our process and technology solutions deliver fast, consistent and efficient transactions; simplifying the pre-sale, application and post-sale experience allowing us to provide industry-leading cycle times and customer satisfaction.

In our International Protection segment, we have existing operations in Europe and Mexico and are establishing new operations in Asia and South America. We have built a scalable operations model with the ability to customize service based on client and end user needs. We are continuously developing new processes and technologies (for example, an online integrated claims management experience) to reduce costs and enhance end user experience by reducing customer effort and cycle time.

In our Wealth Management segment, we deliver an integrated technology platform combined with a dedicated service team to support financial advisors in conducting their business while serving their clients. Through a comprehensive and secure website, financial advisors have a feature-rich level of functionality to address the needs of their clients. To work in tandem with their clients, financial advisors can grant limited access to our website to check status of their accounts and perform research.

In our International Mortgage Insurance and U.S. Mortgage Insurance segments, we introduced technology enabled services to help our customers (lenders and servicers) as well as our consumers (borrowers and homeowners). Technology advancements have allowed us to reduce application approval turn-times, error rates and enhance our customers’ ease of doing business with us. Through our secure internet-enabled information systems and data warehouses, servicers can transact business with us in a timely manner. In the United States, proprietary decision models have helped generate optimal loss mitigation strategies for distressed borrowers. Our models use information from various third-party sources, such as consumer credit agencies, to indicate borrower willingness and capacity to fulfill debt obligations. Identification of specific borrower groups that are likely to work their loans out allows us to create custom outreach strategies to achieve a favorable loss mitigation outcome.

Operating centers

We have established scalable, low-cost operating centers in Virginia, North Carolina and Ireland. In addition, through an arrangement with an outsourcing provider, we have a substantial team of professionals in India who provide a variety of services to us, including data entry and transaction processing, and functional support including finance, investment research, actuarial, risk, technology and marketing resources to our insurance operations.

Reserves

We calculate and maintain reserves for estimated future payments of claims to our policyholders and contractholders in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and industry accounting practices. We release these reserves as those future obligations are extinguished. The reserves we establish reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment that is subjected to a variety of internal and external independent reviews. Our future financial results depend significantly upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic and social conditions, inflation, healthcare costs, policyholder persistency, and changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot determine with precision the ultimate amounts we will pay for actual claims or the timing of those payments.

Reinsurance

We follow the industry practice of reinsuring portions of our insurance risks with reinsurance companies. We use reinsurance both to diversify our risks and to manage loss exposures. Reinsurance is also used to improve capital efficiency of certain products, as well as available capital and surplus at the legal entity or enterprise levels. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain, and also to write a larger volume of new business.

We cede insurance primarily on a treaty basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a facultative basis, under which the reinsurer’s prior approval is required on each risk reinsured. Use of reinsurance does not discharge us, as the insurer, from liability on the insurance ceded. We, as the insurer, are required to pay the full amount of our insurance obligations even in circumstances where we are entitled or able to receive payments from our reinsurer. For additional information related to reinsurance, see note 9 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data.”

The following table sets forth our exposure to our principal reinsurers as of December 31, 2011:

(Amounts in millions)	Reinsurance recoverable
UFLIC (1)	$14,780
Riversource Life Insurance Company (2)	610
Munich American Reassurance Company	493
General Re Life Corporation	230
RGA Reinsurance Company	166

(1)

Prior to our IPO, we entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (“UFLIC”), an affiliate of our former parent, which resulted in a significant concentration of reinsurance risk. UFLIC’s obligations to us are secured by trust accounts. See note 9 in our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5.

(2)	Our reinsurance arrangement with Riversource Life Insurance Company covers a runoff block of single premium life insurance policies.

We also participate in reinsurance programs in which we share portions of our U.S. mortgage insurance risk written on loans originated or purchased by lenders with captive reinsurance companies affiliated with these lenders. In return, we cede to the captive reinsurers a predetermined portion of our gross premiums on flow insurance written. New insurance written through the bulk channel generally is not subject to these arrangements. See “Item 1—Business—U.S. Mortgage Insurance” for additional information regarding reinsurance captives. As of December 31, 2011, we recorded ceded loss reserves within reinsurance recoverable of $178 million where cumulative losses have exceeded the attachment points in several captive reinsurance arrangements.

Financial Strength Ratings

Ratings with respect to financial strength are an important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in us and our ability to market our products. Rating organizations review the financial performance and condition of most insurers and provide opinions regarding financial strength, operating performance and ability to meet obligations to policyholders. Short-term financial strength ratings are an assessment of the credit quality of an issuer with respect to an instrument considered short-term in the relevant market, typically one year or less.

As of February 24, 2012, our principal life insurance subsidiaries were rated in terms of financial strength by S&P, Moody’s, A.M. Best Company, Inc. (“A.M. Best”) and Fitch as follows:

Company	S&P rating	Moody’s rating	A.M. Best rating	Fitch rating
Genworth Life Insurance Company	A (Strong)	A2 (Good)	A (Excellent)	A- (Strong)
Genworth Life Insurance Company (short-term rating)	A-1 (Strong)	P-1 (Superior)	Not rated	Not rated
Genworth Life and Annuity Insurance Company	A (Strong)	A2 (Good)	A (Excellent)	A- (Strong)
Genworth Life and Annuity Insurance Company (short-term rating)	A-1 (Strong)	P-1 (Superior)	Not rated	Not rated
Genworth Life Insurance Company of New York	A (Strong)	A2 (Good)	A (Excellent)	A- (Strong)

As of February 24, 2012, our principal lifestyle protection insurance subsidiaries were rated in terms of financial strength by S&P as follows:

Company	S&P rating
Financial Assurance Company Limited	A- (Strong)
Financial Insurance Company Limited	A- (Strong)

As of February 24, 2012, our principal mortgage insurance subsidiaries were rated in terms of financial strength by S&P, Moody’s and Dominion Bond Rating Service (“DBRS”) as follows:

Company	S&P rating	Moody’s rating	DBRS rating
Genworth Mortgage Insurance Corporation	B (Weak)	Ba1 (Questionable)	Not rated
Genworth Residential Mortgage Insurance Corporation of NC	B (Weak)	Ba1 (Questionable)	Not rated
Genworth Financial Mortgage Insurance Pty. Limited (Australia)	AA- (Very Strong)	A1 (Good)	Not rated
Genworth Financial Mortgage Insurance Limited (Europe)	BBB (Good)	Not rated	Not rated
Genworth Financial Mortgage Insurance Company Canada	AA- (Very Strong)	Not rated	AA (Superior)
Genworth Seguros de Credito a la Vivienda S.A. de C.V.	mxAA	Aa3.mx	Not rated

The S&P, Moody’s, A.M. Best, Fitch and DBRS ratings included are not designed to be, and do not serve as, measures of protection or valuation offered to investors. These financial strength ratings should not be relied on with respect to making an investment in our securities.

S&P states that an insurer rated “AA” (Very Strong) has very strong financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. Insurers rated “AA” (Very Strong), “A” (Strong), “BBB” (Good) or “B” (Weak) have very strong, strong, good or weak financial security characteristics, respectively. The “AA,” “A,” “BBB” and “B” ranges are the second-, third-, fourth- and sixth-highest of nine financial strength rating ranges assigned by S&P, which range from “AAA” to “R.” A plus (+) or minus (-) shows relative standing in a rating category. These suffixes are not added to ratings in the “AAA” category or to ratings below the “CCC” category. Accordingly, the “AA-,” “A,” “A-,” “BBB” and “B” ratings are the fourth-, sixth-, seventh-, ninth- and fifteenth-highest of S&P’s 21 ratings categories. The short-term “A-1” rating is the highest rating and shows the capacity to meet financial commitments is strong. An obligor rated “mxAA” has a very strong capacity to meet its financial commitments relative to that of other Mexican obligors. The “mxAA” rating is the second-highest enterprise credit rating assigned on S&P’s CaVal national scale.

Moody’s states that insurance companies rated “A” (Good) offer good financial security and that insurance companies rated “Ba” (Questionable) offer questionable financial security. The “A” (Good) and “Ba” (Questionable) ranges are the third- and fifth-highest, respectively, of nine financial strength rating ranges assigned by Moody’s, which range from “Aaa” to “C.” Numeric modifiers are used to refer to the ranking within the group, with 1 being the highest and 3 being the lowest. These modifiers are not added to ratings in the “Aaa” category or to ratings below the “Caa” category. Accordingly, the “A1,” “A2” and “Ba1” ratings are the fifth-, sixth-, and eleventh-highest, respectively, of Moody’s 21 ratings categories. The short-term rating “P-1” is the highest rating and shows superior ability for repayment of short-term debt obligations. Issuers or issues rated “Aa.mx” demonstrate very strong creditworthiness relative to other issuers in Mexico.

A.M. Best states that the “A” (Excellent) rating is assigned to those companies that have, in its opinion, an excellent ability to meet their ongoing insurance obligations. The “A” (Excellent) rating is the third-highest of 15 ratings assigned by A.M. Best, which range from “A++” to “F.”

Fitch states that “A” (Strong) rated insurance companies are viewed as possessing strong capacity to meet policyholder and contract obligations. The “A” rating category is the third-highest of nine financial strength rating categories, which range from “AAA” to “C.” The symbol (+) or (-) may be appended to a rating to indicate the relative position of a credit within a rating category. These suffixes are not added to ratings in the “AAA” category or to ratings below the “B” category. Accordingly, the “A-” rating is the seventh-highest of Fitch’s 19 ratings categories.

DBRS states that long-term obligations rated “AA” are of superior credit quality. The capacity for the payment of financial obligations is considered high and unlikely to be significantly vulnerable to future events. Credit quality differs from “AAA” only to a small degree.

S&P, Moody’s, A.M. Best, Fitch and DBRS review their ratings periodically and we cannot assure you that we will maintain our current ratings in the future. Other agencies may also rate our company or our insurance subsidiaries on a solicited or an unsolicited basis.

Investments

Organization

Our investment department is comprised of asset management, portfolio management, derivatives, risk management, operations and accounting functions. Under the direction of the investment committee and our Chief Investment Officer, it is responsible for establishing investment and derivative policies and strategies, reviewing asset-liability management and performing asset allocation for our domestic subsidiaries and coordinating investment activities with our international subsidiaries.

We use both internal and external asset managers to take advantage of specific areas of expertise in particular asset classes or to leverage country-specific investing capabilities. We internally manage certain asset classes for our domestic insurance operations, including public corporate and municipal securities, structured securities, government securities, commercial mortgage loans, privately placed debt securities and derivatives. We utilize external asset managers primarily for our international portfolios and captive reinsurers, as well as select asset classes. Management of investments for our international operations is overseen by the investment committees reporting out to the boards of directors of the applicable non-U.S. legal entities in consultation with our Chief Investment Officer. The majority of the assets in our lifestyle protection insurance business and European, Canadian, Australian and New Zealand mortgage insurance businesses are managed by unaffiliated investment managers located in their respective countries. As of December 31, 2011 and 2010, approximately 25% and 22%, respectively, of our invested assets were held by our international businesses and were invested primarily in non-U.S.-denominated securities.

As of December 31, 2011, we had total cash, cash equivalents and invested assets of $76.4 billion. We manage our assets to meet diversification, credit quality, yield and liquidity requirements of our policy and contract liabilities by investing primarily in fixed maturity securities, including government, municipal and corporate bonds, mortgage-backed and other asset-backed securities. We also hold mortgage loans on commercial real estate and other invested assets, which include derivatives, derivative counterparty collateral, trading securities, limited partnerships and short-term investments. Investments for our particular insurance company subsidiaries are required to comply with our risk management requirements, as well as applicable laws and insurance regulations.

The following table sets forth our cash, cash equivalents and invested assets as of December 31:

	2011		2010
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Fixed maturity securities, available-for-sale:
Public	$45,420	59%	$42,526	59%
Private	12,875	17	12,657	18
Commercial mortgage loans	6,092	8	6,718	9
Other invested assets	4,819	6	3,854	5
Policy loans	1,549	2	1,471	2
Restricted commercial mortgage loans related to securitization entities (1)	411	1	507	1
Restricted other invested assets related to securitization entities (1)	377	1	372	1
Equity securities, available-for-sale	361	—	332	1
Cash and cash equivalents	4,488	6	3,132	4

Total cash, cash equivalents and invested assets	$76,392	100%	$71,569	100%

(1)

See note 18 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information related to consolidated securitization entities.

For a discussion of our investments, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Balance Sheets” included in Exhibit 99.3.

Our primary investment objective is to meet our obligations to policyholders and contractholders while increasing value to our stockholders by investing in a diversified, high quality portfolio, comprised of income producing securities and other assets. Our investment strategy focuses primarily on:

•	mitigating interest rate risk through management of asset durations relative to policyholder and contractholder obligations;

•	selecting assets based on fundamental, research-driven strategies;

•	emphasizing fixed-income, low-volatility assets while pursuing active strategies to enhance yield;

•	maintaining sufficient liquidity to meet unexpected financial obligations;

•	regularly evaluating our asset class mix and pursuing additional investment classes; and

•	continuously monitoring asset quality and market conditions that could affect our assets.

We are exposed to two primary sources of investment risk:

•	credit risk relating to the uncertainty associated with the continued ability of a given issuer to make timely payments of principal and interest and

•	interest rate risk relating to the market price and cash flow variability associated with changes in market interest rates.

We manage credit risk by analyzing issuers, transaction structures and any associated collateral. We monitor credit risk and continually evaluate the probability of credit default and estimated loss in the event of such a default, which provides us with early notification of worsening credits. We also manage credit risk through industry and issuer diversification and asset allocation practices. For commercial mortgage loans, we manage credit risk through property type, geographic region and product type diversification and asset allocation.

We mitigate interest rate risk through the rigorous management of the relationship between the duration of our assets and the duration of our liabilities, seeking to minimize risk of loss in both rising and falling interest rate environments, and by utilizing various derivative strategies. For further information on our management of interest rate risk, see “Item 7A—Quantitative and Qualitative Disclosures About Market Risk” included in Exhibit 99.4.

Fixed maturity securities

Fixed maturity securities, which were primarily classified as available-for-sale, including tax-exempt bonds, consisted principally of publicly traded and privately placed debt securities, and represented 76% and 77%, respectively, of total cash, cash equivalents and invested assets as of December 31, 2011 and 2010.

We invest in privately placed fixed maturity securities to increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities. Generally, private placements provide us with protective covenants, call protection features and, where applicable, a higher level of collateral. However, our private placements are generally not as freely transferable as public securities because of restrictions imposed by federal and state securities laws, the terms of the securities and the characteristics of the private market.

The following table presents our public, private and total fixed maturity securities by the Nationally Recognized Statistical Rating Organizations (“NRSRO”) designations and/or equivalent ratings, as well as the percentage, based upon fair value, that each designation comprises. Certain fixed maturity securities that are not rated by the NRSRO are shown based upon internally prepared credit evaluations.

	December 31,
(Amounts in millions)	2011			2010
Rating agency designation	Amortized cost	Fair value	% of total	Amortized cost	Fair value	% of total
Public fixed maturity securities
AAA	$15,345	$17,179	38%	$15,369	$15,797	37%
AA	4,367	4,666	10	4,880	4,947	12
A	11,174	12,577	28	10,940	11,322	26
BBB	8,683	9,334	21	7,978	8,224	19
BB	1,081	1,102	2	1,425	1,451	4
B	213	142	—	338	292	1
CCC and lower	693	420	1	727	493	1

Total public fixed maturity securities	$41,556	$45,420	100%	$41,657	$42,526	100%

Private fixed maturity securities
AAA	$1,712	$1,754	14%	$1,483	$1,490	12%
AA	1,059	1,079	8	946	929	7
A	3,890	3,993	31	4,039	4,018	32
BBB	4,932	4,861	38	4,821	4,727	37
BB	985	929	7	1,147	1,077	9
B	189	125	1	333	259	2
CCC and lower	235	134	1	236	157	1

Total private fixed maturity securities	$13,002	$12,875	100%	$13,005	$12,657	100%

Total fixed maturity securities
AAA	$17,057	$18,933	33%	$16,852	$17,287	31%
AA	5,426	5,745	10	5,826	5,876	11
A	15,064	16,570	28	14,979	15,340	28
BBB	13,615	14,195	24	12,799	12,951	23
BB	2,066	2,031	4	2,572	2,528	5
B	402	267	—	671	551	1
CCC and lower	928	554	1	963	650	1

Total fixed maturity securities	$54,558	$58,295	100%	$54,662	$55,183	100%

Based upon fair value, public fixed maturity securities represented 78% and 77%, respectively, of total fixed maturity securities as of December 31, 2011 and 2010. Private fixed maturity securities represented 22% and 23%, respectively, of total fixed maturity securities as of December 31, 2011 and 2010.

We diversify our fixed maturity securities by security sector. The following table sets forth the fair value of our fixed maturity securities by sector, as well as the percentage of the total fixed maturity securities holdings that each security sector comprised as of December 31:

	2011		2010
(Amounts in millions)	Fair value	% of total	Fair value	% of total
U.S. government, agencies and government-sponsored enterprises	$4,863	8%	$3,705	7%
Tax-exempt	503	1	1,030	2
Government—non-U.S.	2,211	4	2,369	4
U.S. corporate	25,258	43	23,967	43
Corporate—non-U.S.	13,757	24	13,498	25
Residential mortgage-backed	5,695	10	4,455	8
Commercial mortgage-backed	3,400	6	3,743	7
Other asset-backed	2,608	4	2,416	4

Total fixed maturity securities	$58,295	100%	$55,183	100%

The following table sets forth the major industry types that comprise our corporate bond holdings, based primarily on industry codes established in the Barclays Capital Aggregate Index, as well as the percentage of the total corporate bond holdings that each industry comprised as of December 31:

	2011		2010
(Amounts in millions)	Fair value	% of total	Fair value	% of total
Utilities and energy	$8,993	23%	$8,219	22%
Finance and insurance	8,209	21	8,537	23
Consumer—non-cyclical	4,794	12	4,337	11
Capital goods	2,691	7	2,537	7
Technology and communications	2,681	7	2,430	6
Industrial	2,435	6	2,151	6
Consumer—cyclical	2,160	6	1,935	5
Transportation	1,513	4	1,421	4
Other	5,539	14	5,898	16

Total	$39,015	100%	$37,465	100%

We diversify our corporate bond holdings by industry and issuer. As of December 31, 2011, our combined corporate bond holdings in the ten issuers to which we had the greatest exposure were $2.6 billion, which was approximately 3% of our total cash, cash equivalents and invested assets. The exposure to the largest single issuer of corporate bonds held as of December 31, 2011 was $314 million, which was less than 1% of our total cash, cash equivalents and invested assets.

We do not have material unhedged exposure to foreign currency risk in our invested assets of our U.S. operations. In our international insurance operations, both our assets and liabilities are generally denominated in local currencies.

Further analysis related to our investments portfolio as of December 31, 2011 and 2010 is included under “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investment and Derivative Instruments” included in Exhibit 99.3.

Commercial mortgage loans and other invested assets

Our mortgage loans are collateralized by commercial properties, including multi-family residential buildings. Commercial mortgage loans are primarily stated at principal amounts outstanding, net of deferred expenses and allowance for loan loss. We diversify our commercial mortgage loans by both property type and geographic region. See note 4 to our consolidated financial statements under “Item 8—Financial Statements and Supplementary Data” included in Exhibit 99.5 for additional information on distribution across property type and geographic region for commercial mortgage loans, as well as information on our interest in equity securities and other invested assets.

Selected financial information regarding our other invested assets and derivative instruments as of December 31, 2011 and 2010 is included under “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investment and Derivative Instruments” included in Exhibit 99.3.

Regulation

Our businesses are subject to extensive regulation and supervision.

General

Our insurance operations are subject to a wide variety of laws and regulations. State insurance laws and regulations (“Insurance Laws”) regulate most aspects of our U.S. insurance businesses, and our U.S. insurers are regulated by the insurance departments of the states in which they are domiciled and licensed. Our non-U.S. insurance operations are principally regulated by insurance regulatory authorities in the jurisdictions in which they are domiciled. Our insurance products, and thus our businesses, also are affected by U.S. federal, state and local tax laws, and the tax laws of non-U.S. jurisdictions. Our securities operations, including our insurance products that are regulated as securities, such as variable annuities and variable life insurance, also are subject to U.S. federal and state and non-U.S. securities laws and regulations. The SEC, the Financial Industry Regulatory Authority (“FINRA”), state securities authorities and similar non-U.S. authorities regulate and supervise these products.

The primary purpose of the Insurance Laws affecting our insurance and securities businesses and their equivalents in the other countries in which we operate, and the securities laws affecting our variable annuity products, variable life insurance products, registered FABNs, broker/dealers and advisory businesses, is to protect our policyholders, contractholders and clients, not our stockholders. These Insurance Laws are regularly re-examined and any changes to these laws or new laws may be more restrictive or otherwise adversely affect our operations.

In addition, insurance and securities regulatory authorities (including state law enforcement agencies and attorneys general or their non-U.S. equivalents) periodically make inquiries regarding compliance with insurance, securities and other laws and regulations, and we cooperate with such inquiries and take corrective action when warranted.

Our distributors and institutional customers also operate in regulated environments. Changes in the regulations that affect their operations may affect our business relationships with them and their decision to distribute or purchase our subsidiaries’ products.

In addition, the Insurance Laws of our U.S. insurers’ domiciliary jurisdictions and the equivalent laws in the United Kingdom, Australia, Canada and certain other jurisdictions in which we operate require that a person obtain the approval of the applicable insurance regulator prior to acquiring control, and in some cases prior to divesting its control, of an insurer. These laws may discourage potential acquisition proposals and may delay, deter or prevent an investment in or a change of control involving us, or one or more of our regulated subsidiaries, including transactions that our management and some or all of our stockholders might consider desirable.

U.S. Insurance Regulation

Our U.S. insurers are licensed and regulated in all jurisdictions in which they conduct insurance business. The extent of this regulation varies, but Insurance Laws generally govern the financial condition of insurers, including standards of solvency, types and concentrations of permissible investments, establishment and maintenance of reserves, credit for reinsurance and requirements of capital adequacy, and the business conduct of insurers, including marketing and sales practices and claims handling. In addition, Insurance Laws usually require the licensing of insurers and agents, and the approval of policy forms, related materials and the rates for certain lines of insurance.

The Insurance Laws applicable to us or our U.S. insurers are described below. Our U.S. mortgage insurers are also subject to additional insurance laws and regulations applicable specifically to mortgage insurers discussed below under “—Mortgage Insurance.”

Insurance holding company regulation

All U.S. jurisdictions in which our U.S. insurers conduct business have enacted legislation requiring each U.S. insurer (except captive insurers) in a holding company system to register with the insurance regulatory authority of its domiciliary jurisdiction and furnish that regulatory authority various information concerning the operations of, and the interrelationships and transactions among, companies within its holding company system that may materially affect the operations, management or financial condition of the insurers within the system. These Insurance Laws regulate transactions between insurers and their affiliates, sometimes mandating prior notice to the regulator and/or regulatory approval. Generally, these Insurance Laws require that all transactions between an insurer and an affiliate be fair and reasonable, and that the insurer’s statutory surplus following such transaction be reasonable in relation to its outstanding liabilities and adequate to its financial needs. As a holding company with no significant business operations of our own, we depend on dividends or other distributions from our subsidiaries as the principal source of cash to meet our obligations, including the payment of interest on, and repayment of principal of, any debt obligations. Our U.S. insurers’ payment of dividends or other distributions is regulated by the Insurance Laws of their respective domiciliary states, and insurers may not pay an “extraordinary” dividend or distribution, or pay a dividend except out of earned surplus, without prior regulatory approval. In general, an “extraordinary” dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding 12 months, exceeds the greater (or, in some jurisdictions, the lesser) of:

•	10% of the insurer’s statutory surplus as of the immediately prior year end or

•	the statutory net gain from the insurer’s operations (if a life insurer) or the statutory net income (if not a life insurer) during the prior calendar year.

In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments by our insurers (such as a payment under a tax sharing agreement or for employment or other services) if they determine that such payment could be adverse to our policyholders or contractholders.

The Insurance Laws of our U.S. insurers’ domiciliary jurisdictions require that a person obtain the approval of the insurance commissioner of an insurer’s domiciliary jurisdiction prior to acquiring control of such insurer. Control of an insurer is generally presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer or its ultimate parent entity. In considering an application to acquire control of an insurer, the insurance commissioner generally considers factors such as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. Some states require a person seeking to acquire control of an insurer licensed but not domiciled in that state to make a filing prior to completing an acquisition if the acquirer and its affiliates and the target insurer and its affiliates have specified market shares in the same lines of insurance in that state. These provisions may not require acquisition approval but can lead to imposition of conditions on an acquisition that could delay or prevent its consummation.

The National Association of Insurance Commissioners (“NAIC”) recently adopted significant changes to the insurance holding company act and regulations (the “NAIC Amendments”). The NAIC Amendments are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system’s ultimate controlling person submit annually to its lead state insurance regulator an “enterprise risk report” that identifies activities, circumstances or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. Other changes include requiring a controlling person to submit prior notice to its domiciliary insurance regulator of a divestiture of control, detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expansion of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator. The NAIC Amendments must be adopted by the individual state legislatures and insurance regulators in order to be effective. We cannot predict whether the NAIC Amendments will be adopted in whole or in part by these states or the impact, if any, these changes will have on our business, financial condition or results of operations.

Periodic reporting

Our U.S. insurers must file reports, including detailed annual financial statements, with insurance regulatory authorities in each jurisdiction in which they do business, and their operations and accounts are subject to periodic examination by such authorities.

Policy forms

Our U.S. insurers’ policy forms are subject to regulation in every U.S. jurisdiction in which they transact insurance business. In most U.S. jurisdictions, policy forms must be filed prior to their use, and in some U.S. jurisdictions, forms must be approved by insurance regulatory authorities prior to use.

Market conduct regulation

The Insurance Laws of U.S. jurisdictions govern the marketplace activities of insurers, affecting the form and content of disclosure to consumers, product illustrations, advertising, product replacement, sales and underwriting practices, and complaint and claims handling, and these provisions are generally enforced through periodic market conduct examinations.

Statutory examinations

Insurance departments in U.S. jurisdictions conduct periodic detailed examinations of the books, records, accounts and business practices of domestic insurers. These examinations generally are conducted in cooperation with insurance departments of two or three other states or jurisdictions representing each of the NAIC zones, under guidelines promulgated by the NAIC.

Guaranty associations and similar arrangements

Most jurisdictions in which our U.S. insurers are licensed require those insurers to participate in guaranty associations which pay contractual benefits owed under the policies of impaired or insolvent insurers. These associations levy assessments, up to prescribed limits, on each member insurer in a jurisdiction on the basis of the proportionate share of the premiums written by such insurer in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some jurisdictions permit member insurers to recover assessments paid through full or partial premium tax offsets. Aggregate assessments levied against our U.S. insurers were not material to our consolidated financial statements.

Policy and contract reserve sufficiency analysis

The Insurance Laws of their domiciliary jurisdictions require our U.S. life insurers to conduct annual analyses of the sufficiency of their life and health insurance and annuity reserves. Other jurisdictions where insurers are licensed may have certain reserve requirements that differ from those of their domiciliary jurisdictions. In each case, a qualified actuary must submit an opinion stating that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the insurer’s associated contractual obligations and related expenses. If such an opinion cannot be provided, the insurer must establish additional reserves by transferring funds from surplus. Our U.S. life insurers submit these opinions annually to their insurance regulatory authorities. Different reserve requirements exist for our U.S. mortgage insurance subsidiaries. See “—Reserves—Mortgage Insurance.”

Surplus and capital requirements

Insurance regulators have the discretionary authority, in connection with maintaining the licensing of our U.S. insurers, to limit or restrict insurers from issuing new policies, or policies having a dollar value over certain thresholds, if, in the regulators’ judgment, the insurer is not maintaining a sufficient amount of surplus or is in a hazardous financial condition. We seek to maintain new business and capital management strategies to support meeting related regulatory requirements.

Risk-based capital

The NAIC has established Risk-Based Capital (“RBC”) standards for U.S. life insurers, as well as a risk-based capital model act (“RBC Model Act”). All 50 states and the District of Columbia have adopted the RBC Model Act or a substantially similar law or regulation. The RBC Model Act requires that life insurers annually submit a report to state regulators regarding their RBC based upon four categories of risk: asset risk, insurance risk, interest rate and market risk, and business risk. The capital requirement for each is generally determined by applying factors which vary based upon the degree of risk to various asset, premium and reserve items. The formula is an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

If an insurer’s RBC fell below specified levels, it would be subject to different degrees of regulatory action depending upon the level, ranging from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control. As of December 31, 2011, the RBC of each of our U.S. life insurance subsidiaries exceeded the level of RBC that would require any of them to take or become subject to any corrective action.

Statutory accounting principles

U.S. insurance regulators developed statutory accounting principles (“SAP”) as a basis of accounting used to monitor and regulate the solvency of insurers. Since insurance regulators are primarily concerned with ensuring an insurer’s ability to pay its current and future obligations to policyholders, statutory accounting conservatively values the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction. Uniform statutory accounting practices are established by the NAIC and are generally adopted by regulators in the various U.S. jurisdictions.

Due to differences in methodology between SAP and U.S. GAAP, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are materially different from those reflected in financial statements prepared under SAP.

Regulation of investments

Each of our U.S. insurers is subject to Insurance Laws that require diversification of its investment portfolio and which limit the proportion of investments in different asset categories. Assets invested contrary to such regulatory limitations must be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, regulations require divestiture of such non-complying investments. We believe the investments made by our U.S. insurers comply with these Insurance Laws.

Federal regulation of insurance products

Most of our variable annuity products, some of our fixed guaranteed products, and all of our variable life insurance products, as well as our FABNs issued as part of our registered notes program are “securities” within the meaning of federal and state securities laws, are registered under the Securities Act of 1933 and are subject to regulation by the SEC. See “—Other Laws and Regulations—Securities regulation.” These products may also be indirectly regulated by FINRA as a result of FINRA’s regulation of broker/dealers and may be regulated by state securities authorities. Federal and state securities regulation similar to that discussed below under “—Other Laws and Regulations—Securities regulation” affects investment advice and sales and related activities with respect to these products. In addition, although the federal government does not comprehensively regulate the business of insurance, federal legislation and administrative policies in several areas, including taxation, financial services regulation, and pension and welfare benefits regulation, can also significantly affect the insurance industry.

Dodd-Frank Act and other federal initiatives

Although the federal government generally does not directly regulate the insurance business, federal initiatives often, and increasingly, have an impact on the business in a variety of ways. From time to time, federal measures are proposed which may significantly affect the insurance business, including limitations on antitrust immunity, tax incentives for lifetime annuity payouts, simplification bills affecting tax-advantaged or tax-exempt savings and retirement vehicles, and proposals to modify or eliminate the estate tax. In addition, various forms of direct federal regulation of insurance have been proposed in recent years.

In response to the recent financial crisis, the Dodd-Frank Act was enacted and signed into law in July 2010. The Dodd-Frank Act made extensive changes to the laws regulating financial services firms and requires various federal agencies to adopt a broad range of new implementing rules and regulations.

Among other provisions, the Dodd-Frank Act provides for a new framework of regulation of over-the-counter (“OTC”) derivatives markets which will require us to clear through clearing organizations certain types of transactions currently traded in the OTC derivative markets and may limit our ability to customize certain derivative transactions for our needs. In addition, we will likely experience additional collateral requirements and costs associated with derivative transactions. The Dodd-Frank Act also authorizes the SEC to adopt regulations that could impose heightened standards of care on sellers of variable or other registered products, which could adversely affect sales of and reduce margins on these products.

In the case of our U.S. mortgage insurance business, the Dodd-Frank Act requires securitizers to retain some of the risk associated with mortgage loans they sell or securitize, unless the mortgage loans are “qualified residential mortgages” or unless the securitization or security is partially or fully exempted by regulations to be promulgated. The Dodd-Frank Act provides that the definition of “qualified residential mortgages” will be determined by regulators, with consideration to be given, among other things, to the presence of mortgage insurance. The legislation also prohibits a creditor from making a residential mortgage loan unless the creditor makes a reasonable and good faith determination that, at the time the loan is consummated, the consumer has a reasonable ability to repay the loan. These provisions will be clarified in federal rules and regulations to be adopted. In addition, the Dodd-Frank Act creates a Bureau of Consumer Financial Protection, which regulates certain aspects of the offering and provision of consumer financial products or services but not the business of insurance. This Bureau may issue rules or regulations that indirectly affect our U.S. mortgage insurance business and may assert jurisdiction over regulatory or enforcement matters in lieu of or in addition to the existing jurisdiction of other federal or state agencies. Additionally, a Residential Mortgage-Backed Securities Working Group was recently formed under President Obama’s Financial Fraud Enforcement Task Force to investigate misconduct contributing to the financial crisis through the pooling and sale of residential mortgage-backed securities. This Task Force may seek to evaluate the broader U.S. mortgage insurance industry, including our U.S. mortgage insurance business, in the conduct of its work.

The Dodd-Frank Act also establishes a Financial Stability Oversight Council (“FSOC”), which is authorized to subject non-bank financial companies deemed systemically significant to stricter prudential standards and other requirements and to subject such companies to a special orderly liquidation process outside the federal Bankruptcy Code, administered by the Federal Deposit Insurance Corporation. Insurance company subsidiaries of systemically significant companies would remain subject to liquidation and rehabilitation proceedings under state law, although the FSOC is authorized to direct that such a proceeding be commenced against the insurer under state law. Systemically significant companies are also required to prepare resolution plans, so-called “living wills,” that set out how they could most efficiently be liquidated if they endangered the U.S. financial system or the broader economy. Insurance companies that are found to be systemically significant are permitted, in some circumstances, to submit abbreviated versions of such plans. Proposed rules regarding heightened prudential standards for systemically significant companies would impose new capital, liquidity, counterparty credit exposure and governance standards, and they would also subject such companies to restrictions on their activities and management if they appear to be at risk of liquidation. There are no exceptions for insurance companies in these proposed regulations. In addition, the Dodd-Frank Act establishes a Federal Insurance Office within the Department of the Treasury. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office will perform various functions with respect to insurance, including serving as a non-voting member of the FSOC and making recommendations to the FSOC regarding insurers to be designated for more stringent regulation. The director is also required to conduct a study on how to modernize and improve the system of insurance regulation in the United States, including by increasing national uniformity through either a federal charter or effective action by the states.

The Dodd-Frank Act imposes new restrictions on the sponsorship of and investment in private equity funds and hedge funds by companies that are affiliated with an insured depository institution. While we are not affiliated with such an institution or with anyone who is, these restrictions may affect the value and salability of any interest we may have in such funds.

Federal agencies have been given significant discretion in drafting the rules and regulations that will implement the Dodd-Frank Act. In addition, this legislation mandated multiple studies and reports for Congress, which could in some cases result in additional legislative or regulatory action.

We cannot predict the requirements of the regulations ultimately adopted under the Dodd-Frank Act or any such additional legislation, the effect such legislation or regulations will have on financial markets generally, or on our businesses specifically, the additional costs associated with compliance with such regulations or legislation, or any changes to our operations that may be necessary to comply with the Dodd-Frank Act, any of which could have a material adverse effect on our business, results of operations, cash flows or financial condition. We also cannot predict whether other federal initiatives will be adopted or what impact, if any, such initiatives, if adopted as laws, may have on our business, financial condition or results of operations.

Changes in tax laws

Changes in tax laws could make some of our products more or less attractive to consumers. For example, the federal estate tax exclusion amount was recently increased to $5 million, as adjusted for inflation ($5,120,000 for 2012), by the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. The legislation also permits a surviving spouse to succeed to any unused federal estate tax exclusion amount of the deceased spouse. This permits the beneficiary of a survivorship life policy to receive a larger death benefit free of estate tax on the second spouse’s death than would have been allowed under prior law, potentially making such policies more attractive to affluent customers. However, since the estate tax exclusion had been $3.5 million in 2009, and our policyholders are generally not high net worth individuals who would be subject to the estate tax, we believe that these developments will have little effect on current sales of life insurance. The scheduled reversion of individual income tax, dividend and capital gain rates to previous levels in tax years after 2010 was put on hold for two years, delaying to at least 2013 any incentive provided by rising tax rates for investors to buy our fixed deferred annuity products.

U.K. Insurance Regulation

General

Insurance and reinsurance businesses in the United Kingdom are subject to regulation by the Financial Services Authority (“FSA”), which has authorized certain of our U.K. subsidiaries to effect and carry out contracts of insurance in the United Kingdom. Insurers authorized by the FSA in the United Kingdom are generally able to operate throughout the European Union, subject to satisfying certain FSA requirements and, in some cases, additional local regulatory provisions. Certain of our U.K. subsidiaries operate in other European Union member states through establishment of branch offices.

Supervision

The FSA has adopted a risk-based approach to the supervision of insurers whereby it periodically performs a formal risk assessment of insurance companies or groups conducting business in the United Kingdom. After each risk assessment, the FSA will inform the insurer of its views on the insurer’s risk profile, including details of remedial action the FSA requires and the likely consequences of not taking such actions. The FSA also supervises the management of insurance companies through the “approved persons” regime, which subjects to FSA approval any person who performs certain specified “controlled functions” for or in relation to a regulated entity.

In addition, the FSA supervises the sale of general insurance, including certain lifestyle protection and mortgage insurance products. Under FSA rules, persons involved in the sale of general insurance (including insurers and distributors) are prohibited from offering or accepting any inducement in connection with the sale of general insurance that is likely to conflict materially with their duties to insureds. Although the rules do not generally require disclosure of broker compensation, the insurer or distributor must disclose broker compensation at the insured’s request.

The U.K. government announced in 2010 that the FSA will be replaced by two new agencies, the Prudential Regulatory Authority (“PRA”) and the Financial Conduct Authority (“FCA”). The PRA will be responsible for prudential regulation of banks and insurers, while the FCA will be responsible for the conduct of business regulation and the wholesale and retail markets. The legislation covering this change is anticipated to be passed during the course of 2012. Our U.K. insurance subsidiaries will be subject to regulation by both the PRA and the FCA.

Solvency requirements

Under FSA rules, insurers must maintain a minimum amount of capital resources for solvency purposes at all times, the calculation of which depends on the type, amount and claims history of the insurer. Failure to maintain the required minimum amount of capital resources is one of the grounds on which the FSA may exercise its wide powers of intervention. In addition, an insurer that is part of a group is required to perform and submit to the FSA a capital resources calculation return in respect of the following:

•	The solvency capital resources available to the U.K. insurer’s European group defined by reference to the U.K. insurer’s ultimate parent company domiciled in the European Economic Area.

•	The solvency capital resources available to the U.K. insurer’s worldwide group defined by reference to the U.K. insurer’s ultimate parent company. This requirement is only a reporting requirement.

There will be fundamental changes to the existing solvency capital regime for all insurers and reinsurers operating in Europe as a result of the introduction of the Solvency II directive. Currently, these changes are expected to be effective by January 1, 2014 with a transition period starting on January 1, 2013. At this stage, it is not possible to predict the impact these changes will have on our operations.

Restrictions on dividend payments

The U.K. Companies Act 2006 prohibits U.K. companies from making a distribution such as a dividend to their stockholders unless they have “profits available for distribution,” the determination of which is based on the company’s audited accumulated realized profits (so far as not previously utilized by distribution) less its accumulated realized losses (so far as not previously written off).

Intervention and enforcement

The FSA has extensive powers to intervene in the affairs of an insurer or authorized person and has the power, among other things, to enforce and take disciplinary measures in respect of breaches of its rules. Such powers include the power to vary or withdraw any authorizations.

Bermuda Insurance Regulation

The Bermuda Monetary Authority (the “BMA”) regulates all financial institutions operating in or from Bermuda, including our Bermudian captive insurance companies. Specific regulation varies in Bermuda depending on whether the insurance company has been granted a long-term business license or a general business license and by the class under which each company falls within such licenses. Regardless of license or class, all companies are required to maintain minimum capital and surplus levels and minimum solvency standards and are subject to auditing and reporting requirements.

Under Bermuda’s Insurance Act 1978, in addition to the ability to pay dividends from retained earnings subject to certain procedures and compliance with applicable financial margins, Bermuda insurance companies may distribute up to 15% of their total paid-in or contributed capital without the prior approval of the BMA. Insurance companies may apply to the BMA to make distributions in excess of such level.

In recent years, the BMA has issued numerous detailed proposals to enhance its solvency, governance and disclosure requirements for insurance companies. The BMA has indicated that such requirements have been proposed in order for Bermuda to achieve consistency with changes being developed by other leading insurance regulators worldwide, and in so doing achieve equivalence with Solvency II. Until the BMA finalizes such proposals, we cannot be certain of their impact on our Bermudian captive insurance companies or the impact, if any, on our business, financial condition or results of operation. At the present time, however, we believe that each of our Bermudian captive insurance companies will meet or exceed the new solvency requirements in Bermuda.

Mortgage Insurance

State regulation

General

Mortgage insurers generally are limited by Insurance Laws to writing mortgage insurance business exclusively, prohibiting our mortgage insurers from directly writing other types of insurance. Mortgage insurers are not subject to the NAIC’s RBC requirements but are subject to other capital requirements placed directly on mortgage insurers. Generally, mortgage insurers are required by certain states and other regulators to maintain a risk-to-capital ratio not to exceed 25:1. North Carolina law grants discretion to the Commissioner of the North Carolina Department of Insurance (“NCDOI”), which is the domiciliary insurance regulator for our U.S.

mortgage insurers, through mid-2015 to allow a mortgage insurer to exceed the 25:1 requirement if the Commissioner finds that such insurer’s contingency reserves and surplus are reasonable in relationship to its aggregate insured risk and adequate to its financial needs, taking into account a number of specified factors. Similar legislative or regulatory initiatives have been proposed or enacted in a number of other states that impose a similar risk-to-capital requirement on mortgage insurers.

As of December 31, 2011, Genworth Mortgage Insurance Corporation (“GEMICO”), our primary U.S. mortgage insurance subsidiary, exceeded the maximum risk-to-capital ratio of 25:1 established under North Carolina law and enforced by the NCDOI. As of December 31, 2011 and 2010, GEMICO’s risk-to-capital ratio was approximately 32.9:1 and 23.8:1, respectively. However, effective January 31, 2011, the NCDOI granted GEMICO a revocable two-year waiver of compliance with its risk-to-capital requirement. The waiver, which the NCDOI can modify or terminate at any time in its discretion, gives GEMICO the ability to continue to write new business in North Carolina during the period covered by the waiver, notwithstanding that GEMICO’s risk-to-capital ratio exceeds 25:1. Thirty-four of the states in which GEMICO operates do not impose their own risk-to-capital requirements; consequently, GEMICO is permitted to continue to write business in those states so long as it is permitted to write business in North Carolina. Sixteen states (including North Carolina) impose their own risk-to-capital requirements. Of these 16 states, 12 granted revocable waivers (or the equivalent) of their risk-to-capital requirements to allow GEMICO to continue to write new business, although two such waivers are no longer in effect as of December 31, 2011. Consequently, GEMICO was authorized to write new business in 44 states as of December 31, 2011.

GEMICO is unable to write new business in the six states with risk-to-capital requirements where it was not able to obtain or no longer operates with the benefit of a waiver. From December 31, 2010 until July 31, 2011 in the case of three of these states (and for a longer period for the fourth state), we wrote new insurance through another of our U.S. mortgage insurance subsidiaries, Genworth Residential Mortgage Insurance Corporation of North Carolina (“GRMIC-NC”). With the approval of applicable state insurance regulators and the GSEs, after July 31, 2011, we began writing new business through Genworth Residential Mortgage Assurance Corporation (“GRMAC”) in three of these states (and after December 31, 2011, in the two additional states with alternative risk-to-capital waiver limitations) while continuing to use GRMIC-NC to write new business in the sixth state. Freddie Mac’s and Fannie Mae’s approvals of this arrangement expire on July 31, 2012 and December 31, 2012, respectively.

Reserves

Insurance Laws require our U.S. mortgage insurers to establish a special statutory contingency reserve in their statutory financial statements to provide for losses in the event of significant economic declines. Annual additions to the statutory contingency reserve must equal 50% of net earned premiums as defined by Insurance Laws. These contingency reserves generally are held until the earlier of (i) the time that loss ratios exceed 35% or (ii) ten years, although regulators have granted discretionary releases from time to time. This reserve reduces the policyholder surplus of our U.S. mortgage insurers, and therefore, their ability to pay dividends to us. Since the loss ratio of our U.S. mortgage insurers exceeded 35% in 2011, the regulator granted us approval to release a portion of the statutory contingency reserve in accordance with prescribed Insurance Laws. As a result, the statutory contingency reserve for our U.S. mortgage insurers was approximately $4 million as of December 31, 2011.

Federal regulation

In addition to federal laws that directly affect mortgage insurers, private mortgage insurers are affected indirectly by federal legislation and regulation affecting mortgage originators and lenders, by purchasers of mortgage loans such as Freddie Mac and Fannie Mae, and by governmental insurers such as the FHA and VA. For example, changes in federal housing legislation and other laws and regulations that affect the demand for private mortgage insurance may have a material effect on private mortgage insurers. Legislation or regulation that increases the number of people eligible for FHA or VA mortgages could have a materially adverse effect on our ability to compete with the FHA or VA.

The Homeowners Protection Act provides for the automatic termination, or cancellation upon a borrower’s request, of private mortgage insurance upon satisfaction of certain conditions. The Homeowners Protection Act applies to owner-occupied residential mortgage loans regardless of lien priority and to borrower-paid mortgage insurance closed after July 29, 1999. FHA loans are not covered by the Homeowners Protection Act. Under the Homeowners Protection Act, automatic termination of mortgage insurance would generally occur once the loan-to-value ratio reaches 78%. A borrower generally may request cancellation of mortgage insurance once the actual payments reduce the loan balance to 80% of the home’s original value. For borrower-initiated cancellation of mortgage insurance, the borrower must have a “good payment history” as defined by the Homeowners Protection Act.

The Real Estate Settlement and Procedures Act of 1974 (“RESPA”) applies to most residential mortgages insured by private mortgage insurers. Mortgage insurance has been considered in some cases to be a “settlement service” for purposes of loans subject to RESPA. Subject to limited exceptions, RESPA precludes us from providing services to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value. In addition, RESPA prohibits persons from giving or accepting any portion or percentage of a charge for a real estate settlement service, other than for services actually performed. Although many states prohibit mortgage insurers from giving rebates, RESPA has been interpreted to cover many non-fee services as well. Mortgage insurers and their customers are subject to the possible sanctions of this law, which may be enforced by the U.S. Department of Housing and Urban Development Administration (“HUD”), state insurance departments, state attorneys general and other enforcement authorities.

The Equal Credit Opportunity Act (“ECOA”) and the Fair Credit Reporting Act (“FCRA”) also affect the business of mortgage insurance in various ways. ECOA, for example, prohibits discrimination against certain protected classes in credit transactions. FCRA governs the access and use of consumer credit information in credit transactions and requires notices to consumers in certain circumstances.

Most originators of mortgage loans are required to collect and report data relating to a mortgage loan applicant’s race, nationality, gender, marital status and census tract to HUD or the Federal Reserve under the Home Mortgage Disclosure Act of 1975 (“HMDA”). The purpose of HMDA is to detect possible impermissible discrimination in home lending and, through disclosure, to discourage such discrimination. Mortgage insurers are not required to report HMDA data although, under the laws of several states, mortgage insurers currently are prohibited from discriminating on the basis of certain classifications. Mortgage insurers have, through Mortgage Insurance Companies of America, entered voluntarily into an agreement with the Federal Financial Institutions Examinations Council to report the same data on loans submitted for insurance as is required for most mortgage lenders under HMDA.

International regulation

Canada

The Office of the Superintendent of Financial Institutions (“OSFI”) provides oversight to all federally incorporated financial institutions, including our Canadian mortgage insurance company, Genworth Financial Mortgage Insurance Company Canada, an indirect wholly-owned subsidiary of Genworth Canada. OSFI does not have enforcement powers over market conduct issues in the insurance industry, which are a provincial responsibility. The Bank Act, Insurance Companies Act and Trust and Loan Companies Act prohibit Canadian banks, trust companies and insurers from extending mortgage loans where the loan value exceeds 80% of the property’s value, unless mortgage insurance is obtained in connection with the loan. As a result, all mortgages issued by these financial institutions with a loan-to-value ratio exceeding 80% must be insured by a qualified insurer or CMHC. Legislation became effective in Canada in 2010 that, among other things, amended these statutes to prohibit such financial institutions from charging borrowers amounts for mortgage insurance that exceed the lender’s actual costs and impose new disclosure obligations in respect of mortgage insurance.

The Government Guarantee Agreement in place with the Canadian government guarantees the benefits payable under mortgage insurance policies, less 10% of the original principal amount of an insured loan, in the event that we fail to make claim payments with respect to that loan because of insolvency. We pay the Canadian government a risk premium for this guarantee and make other payments to a reserve fund in respect of the government’s obligation. Because banks are not required to maintain regulatory capital on an asset backed by a sovereign guarantee, our 90% sovereign guarantee permits lenders purchasing our mortgage insurance to reduce their regulatory capital charges for credit risks on mortgages by 90%. In addition to recent amendments made to the Government Guarantee Agreement, the Canadian Department of Finance has informed us that they intend to continue to review the Government Guarantee Agreement we have with the Canadian government and we remain engaged in ongoing discussions with Department of Finance officials on this matter.

The Insurance Companies Act of Canada provides that dividends may only be declared by the board of directors of the Canadian insurer and paid if there are reasonable grounds to believe that the payment of the dividend would not cause the insurer to be in violation of its minimum capital and liquidity requirements. Also, we are required to notify OSFI at least 15 days prior to the dividend payment date.

The legislative requirement in Canada to obtain mortgage insurance on high loan-to-value mortgages and the favorable capital treatment given to financial institutions because of our 90% sovereign guarantee effectively preclude these financial institutions from issuing simultaneous second mortgage products similar to those offered in the United States.

As a public company that is traded on the Toronto Stock Exchange (the “TMX”), Genworth Canada is subject to securities laws and regulation in each province in Canada, as well as the reporting requirements of the TMX.

Australia

APRA regulates all ADIs in Australia and life, general and mortgage insurance companies. APRA’s license conditions require Australian mortgage insurers to be monoline insurers, which are insurers offering just one type of insurance product. APRA’s regulations apply to individual licensed insurers and to the relevant Australian-based holding company and group.

APRA also sets minimum capital levels and monitors corporate governance requirements, including our risk management strategy. In this regard, APRA reviews our management, controls, processes, reporting and methods by which all risks are managed, including an annual financial condition report and an annual report on insurance liabilities by an appointed actuary. APRA also requires us to submit our risk management strategy and reinsurance management strategy, which outlines our use of reinsurance in Australia, annually and more frequently if there are material changes.

In setting minimum capital levels for mortgage insurers, APRA requires them to ensure they have sufficient capital to withstand a hypothetical three-year stress loss scenario defined by APRA. These regulations include increased mortgage insurers’ capital requirements for insured loans that are considered to be non-standard. APRA also imposes quarterly reporting obligations on mortgage insurers with respect to risk profiles, reinsurance arrangements and financial position.

During 2010, APRA issued detailed proposals to revise the capital requirements for all insurers it regulates. Following receipt of feedback from the industry, including quantitative analyses from market participants, APRA published updated proposals in March and December 2011. These proposals will, subject to feedback, be incorporated in revised prudential and reporting standards during 2012 with an effective date in January 2013. The current drafts of the new standards do not appear to indicate a material change to the regulatory capital requirements for our business. As these standards have not yet been finalized, we are unable to determine the ultimate impact that these new regulations will have on our regulatory capital requirements.

In addition, APRA determines the capital requirements for ADIs and has reduced capital requirements for certain ADIs that insure residential mortgages with an “acceptable” mortgage insurer for all non-standard mortgages and for standard mortgages with loan-to-value ratios above 80%. APRA’s regulations currently set out a number of circumstances in which a loan may be considered to be non-standard from an ADI’s perspective. APRA rules also provide that LMI on a non-performing loan (90 days plus arrears) protects most ADIs from having to increase the regulatory capital on the loan to a risk-weighting of 100%. These regulations include a definition of an “acceptable” mortgage insurer and eliminate the reduced capital requirements for ADIs in the event that the mortgage insurer has contractual recourse to the ADI or a member of the ADI’s consolidated group.

In December 2010, the Australian government announced a series of banking reforms designed to promote greater competition in the Australian banking industry. One key aspect of the proposals involved boosting consumer flexibility to transfer deposits and mortgages. In particular, the Australian government announced that it would consider instructing the Australian treasury department to accelerate the development of potential frameworks to transfer LMI policies between lenders and introduce a central registry for mortgages. Currently, LMI policies are not transportable between lenders and are issued to a particular lender in respect of a particular loan. In our Australian mortgage insurance business, we offer rebate options to lenders whereby up to 40% of the premium is refunded to the consumer if the loan is discharged in the first year, decreasing to 20% in the second year of the mortgage, although many lenders elect to take a non-refundable option in order to receive a lower overall premium structure. The Australian government has subsequently announced that it does not intend to make LMI portable but rather seek the introduction of a LMI Key Fact Sheet which lenders will be required to give to borrowers.

APRA has the power to impose restrictions on our ability to declare and pay dividends based on a number of factors, including the impact on our minimum regulatory capital ratio.

United Kingdom and Europe

The United Kingdom is a member of the European Union and applies the harmonized system of regulation set out in the European Union directives. Our authorization to provide mortgage insurance in the United Kingdom enables us to offer our products in all the European Union member states, subject to certain regulatory requirements of the FSA and, in some cases, local regulatory requirements. We can provide mortgage insurance only in the classes for which we have authorization under applicable regulations and must maintain required risk and capital reserves. We are also subject to the oversight of other regulatory agencies in other countries throughout Europe where we do business. For more information about U.K. insurance regulation that affects our mortgage subsidiaries that operate in the United Kingdom, see “—U.K. Insurance Regulation.”

Other Non-U.S. Insurance Regulation

We operate in a number of countries around the world in addition to the United States, Canada, Australia, the United Kingdom and Bermuda. Generally, our subsidiaries (and in some cases our branches) conducting business in these countries must obtain licenses from local regulatory authorities and satisfy local regulatory requirements, including those relating to rates, forms, capital, reserves and financial reporting.

Other Laws and Regulations

Securities regulation

Certain of our U.S. subsidiaries and certain policies, contracts and services offered by them, are subject to regulation under federal and state securities laws and regulations of the SEC, state securities regulators and FINRA. Certain of our U.S. subsidiaries are investment advisors registered under the Investment Advisers Act of 1940 or applicable state securities laws. Certain of their employees are licensed as investment advisory representatives in states as required by state law. Two of our U.S. investment adviser subsidiaries manage investment companies that are registered with the SEC under the Investment Company Act of 1940. In addition, most of our insurance company separate accounts are registered under the Investment Company Act of 1940. Most of our variable annuity contracts and all of our variable life insurance policies, as well as our FABNs issued by one of our U.S. subsidiaries as part of our registered notes program are registered under the Securities Act of 1933. Certain of our U.S. subsidiaries are registered and regulated as broker/dealers under the Securities Exchange Act of 1934 and are members of, and subject to regulation by FINRA, as well as by various state and local regulators. The registered representatives of our broker/dealers are also regulated by the SEC and FINRA and are subject to applicable state and local laws.

These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include suspension of individual employees, limitations on the activities in which the investment adviser or broker/dealer may engage, suspension or revocation of the investment adviser or broker/ dealer registration, censure or fines. We may also be subject to similar laws and regulations in the states and other countries in which we provide investment advisory services, offer the products described above or conduct other securities-related activities.

Certain of our U.S. subsidiaries also sponsor and manage investment vehicles that rely on certain exemptions from registration under the Investment Company Act of 1940 and the Securities Act of 1933. Nevertheless, certain provisions of the Investment Company Act of 1940 and the Securities Act of 1933 apply to these investment vehicles and the securities issued by such vehicles in certain circumstances. The Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Exchange Act of 1934 and the Securities Act of 1933, including the rules and regulations promulgated thereunder, are subject to change, which may affect our U.S. subsidiaries that sponsor and manage such investment vehicles.

The SEC, FINRA, state attorneys general, other federal offices and the New York Stock Exchange may conduct periodic examinations, in addition to special or targeted examinations of us and/or specific products. These examinations or inquiries may include, but are not necessarily limited to, product disclosures and sales issues, financial and accounting disclosure and operational issues. Often examinations are “sweep exams” whereby the regulator reviews current issues facing the financial or insurance industry as a whole.

Reverse mortgage regulation

Genworth Financial Home Equity Access, Inc. (“GFHEA”), our wholly-owned subsidiary, is an originator of reverse mortgage loans. GFHEA is subject to various federal and state laws and regulations including mortgage banking laws and regulations (“Mortgage Banking Laws”), as well as other federal and state laws and regulations protecting privacy and other consumer rights. GFHEA is regulated by the mortgage banking departments of the states in which it is licensed, as well as the FHA with respect to loans insured through HUD.

In addition, mortgage banking authorities (including state law enforcement agencies and attorneys general) increasingly make inquiries regarding compliance with Mortgage Banking Laws and other applicable laws and regulations, and we cooperate with such inquiries and take corrective action when warranted. HUD conducts periodic, detailed examinations of the loans and business practices of issuers of reverse mortgage loans it insures.

Environmental considerations

As an owner and operator of real property, we are subject to extensive U.S. federal and state and non-U.S. environmental laws and regulations. Potential environmental liabilities and costs in connection with any required remediation of such properties is also an inherent risk in property ownership and operation. In addition, we hold equity interests in companies, and have made loans secured by properties, that could potentially be subject to environmental liabilities. We routinely have environmental assessments performed with respect to real estate being acquired for investment and real property to be acquired through foreclosure. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based upon information currently available to us, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties will not have a material adverse effect on our business, financial condition or results of operations.

ERISA considerations

We provide certain products and services to employee benefit plans that are subject to the Employee Retirement Income Security Act (“ERISA”) or the Internal Revenue Code. As such, our activities are subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries, and fiduciaries may not cause or permit a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the U.S. Department of Labor, the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation.

USA PATRIOT Act

The USA PATRIOT Act of 2001 (the “Patriot Act”), enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker/dealers and other financial services companies including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties who may be involved in terrorism or money laundering. Anti-money laundering laws outside of the United States contain similar provisions. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls. We believe that we have implemented, and that we maintain, appropriate internal practices, procedures and controls to enable us to comply with the provisions of the Patriot Act. Certain additional requirements became applicable under the Patriot Act in May 2006 through a U.S. Treasury regulation which required that certain insurers have anti-money laundering compliance plans in place. We believe our internal practices, procedures and controls comply with these requirements.

Privacy of consumer information

U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of consumer financial information and to notify consumers about the companies’ policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services and the Federal Trade Commission regulate the disclosure and use of protected health information by health insurers and others, the physical and procedural safeguards employed to protect the security of that information, including certain notice requirements in the event of security breaches, and the electronic transmission of such information. Congress and state legislatures are expected to consider additional legislation relating to privacy and other aspects of consumer information.

In Europe, the collection and use of personal information is subject to strict regulation. The European Union’s Data Protection Directive establishes a series of privacy requirements that European Union member states are obliged to enact into their national legislation. Certain European Union countries have additional national law requirements regarding the use of private data. Other European countries that are not European Union member states have similar privacy requirements in their national laws. These requirements generally apply to all businesses, including insurance companies. In general, companies may process personal information only if consent has been obtained from the individuals concerned or if certain other conditions are met. These other requirements include the provision of notice to customers and other persons concerning how their personal information is used and disclosed, limitations on the transfer of personal information to countries outside the European Union, registration with the national privacy authorities, where applicable, and the use of appropriate information security measures against the access or use of personal information by unauthorized persons. Similar laws and regulations protecting the security and confidentiality of consumer and financial information are also in effect in Canada, Australia and other countries in which we operate.

Employees

As of December 31, 2011, we had approximately 6,400 full-time and part-time employees. We believe our employee relations are satisfactory.

Directors and Executive Officers

See Part III, Item 10 of our Annual Report on Form 10-K for information about our directors and executive officers.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, without charge, on our website, www.genworth.com, as soon as reasonably practicable after we file such reports with the SEC. Our SEC filings are also accessible through the Internet on the SEC’s web site at www.sec.gov. Copies are also available, without charge, from Genworth Investor Relations, 6620 West Broad Street, Richmond, VA 23230.

Our website also includes the charters of our Audit Committee, Nominating and Corporate Governance Committee, Legal and Public Affairs Committee, and Management Development and Compensation Committee, any key practices of these committees, our Governance Principles, and our company’s code of ethics. Copies of these materials also are available, without charge, from Genworth Investor Relations, at the above address. Within the time period required by the SEC and the New York Stock Exchange, we will post on our website any amendment to our code of ethics and any waiver applicable to any of our directors, executive officers or senior financial officers.

On May 27, 2011, our Chairman of the Board, President and Chief Executive Officer certified to the New York Stock Exchange that he was not aware of any violation by us of the New York Stock Exchange’s corporate governance listing standards.

Transfer Agent and Registrar

Our Transfer Agent and Registrar is Computershare Shareowner Services LLC, P.O. Box 358015, Pittsburgh, PA 15252-8015. Telephone: 866-229-8413; 201-680-6578 (outside the United States and Canada may call collect); and 800-231-5469 (for hearing impaired).